Exhibit 99.1

Item 2.                    Properties.

General

As of December 31, 2007, we owned interests in 75 office properties located in 23 states and the District of Columbia.  All of these properties consist of developed institutional quality office buildings with office space that is currently leased to tenants.  In the aggregate, these properties represent approximately 25.2 million rentable square feet.  As of December 31, 2007, the properties in which we own an interest were approximately 92.5% leased on a weighted average basis.  The following table presents certain additional information about the 68 properties we consolidated at December 31, 2007:

Property Name	Location	Date acquired	Approximate Rentable Square Footage	Encumbrances (in millions) (1)		Approximate % leased
9100 Mineral Circle (Cyprus Building)	Englewood, CO	12/17/04	153,000	$—	(7)	100%
Ashford Perimeter	Atlanta, GA	01/06/05	288,000	35.0		82%
2383 Utah	El Segundo, CA	04/21/05	150,000	20.0	(7)	78%
Lawson Commons	St. Paul, MN	06/10/05	436,000	58.3		100%
Downtown Plaza	Long Beach, CA	06/14/05	100,000	12.6		100%
Gateway 12	Diamond Bar, CA	07/20/05	41,000	70.7	(2)	100%
Gateway 22	Diamond Bar, CA	07/20/05	55,000	—		100%
Gateway 23	Diamond Bar, CA	07/20/05	72,000	—		100%
Southwest Center	Tigard, OR	07/20/05	88,000	—		98%
17655 Waterview	Richardson, TX	07/20/05	230,000	—		100%
Buena Vista Plaza	Burbank, CA	07/28/05	115,000	22.0		100%
One Financial Plaza	Minneapolis, MN	08/02/05	394,000	43.0		80%
Riverview Tower	Knoxville, TN	10/05/05	334,000	30.3		96%
1325 G Street	Washington, D.C.	11/15/05	307,000	100.0		97%
Woodcrest Corporate Center	Cherry Hill, NJ	01/11/06	333,000	50.4		99%
Burnett Plaza	Ft Worth, TX	02/10/06	1,025,000	114.2		97%
AMEC Paragon I & II	Houston, TX	03/14/06	227,000	16.3		100%
Paces West	Atlanta, GA	04/19/06	646,000	84.0		82%
222 South Riverside Plaza	Chicago, IL	06/02/06	1,184,000	202.0		95%
The Terrace Office Park	Austin, TX	06/21/06	619,000	131.0		91%
600 & 619 Alexander	Princeton, NJ	06/28/06	97,000	16.5		91%
Grandview II	Birmingham, AL	10/20/06	149,000	17.0		92%
Bank of America Plaza-Charlotte	Charlotte, NC	10/26/06	887,000	150.0		99%
Three Parkway	Philadelphia, PA	10/30/06	561,000	67.1		92%
4440 El Camino Real	Los Altos, CA	11/02/06	97,000	27.4		100%
Fifth Third Center-Cleveland	Cleveland, OH	11/16/06	508,000	49.3		87%
Resurgens Plaza	Atlanta, GA	11/30/06	400,000	82.0		93%
5 & 15 Wayside	Burlington, MA	12/08/06	270,000	—		100%
One & Two Eldridge Place	Houston, TX	12/13/06	519,000	75.0		94%
250 West Pratt	Baltimore, MD	12/17/04-12/31/06	368,000	36.5		96%
Centreport Office Center	Ft Worth, TX	06/14/07	133,000	—		100%
200 South Wacker	Chicago, IL	11/01/07	755,000	95.5		86%
One Financial Place	Chicago, IL	11/01/07	1,036,000	188.6		92%
10 & 120 South Riverside	Chicago, IL	11/01/07	1,411,000	225.0		94%
111 Woodcrest	Cherry Hill, NJ	11/20/07	53,000	—		75%
1650 Arch Street	Philadelphia, PA	12/12/07	553,000	44.0		99%
United Plaza	Philadelphia, PA	12/12/07	617,000	67.3		98%
11 Stanwix Street	Pittsburgh, PA	12/12/07	428,000	28.6	(7)	75%
One Oxmoor Place	Louisville, KY	12/12/07	135,000	101.2	(3)	97%
Hurstbourne Place	Louisville, KY	12/12/07	235,000	—		80%
Hurstbourne Park	Louisville, KY	12/12/07	104,000	—		91%
Hurstbourne Plaza	Louisville, KY	12/12/07	94,000	—		55%
Forum Office Park	Louisville, KY	12/12/07	328,000	—		82%
Lakeview	Louisville, KY	12/12/07	76,000	—		88%
Steeplechase Place	Louisville, KY	12/12/07	77,000	—		80%
Hunnington	Louisville, KY	12/12/07	62,000	—		80%
City Hall Plaza	Manchester, NH	12/12/07	210,000	—		67%
One & Two Chestnut Place	Worcester, MA	12/12/07	218,000	—		89%

Property Name	Location	Date acquired	Approximate Rentable Square Footage	Encumbrances (in millions) (1)		Approximate % leased
Executive Park	Louisville, KY	12/12/07	109,000	5.7		81%
Energy Centre	New Orleans, LA	12/12/07	757,000	51.1		94%
Bank of America Plaza-Las Vegas	Las Vegas, NV	12/12/07	256,000	50.0		98%
KeyBank Center	Cleveland, OH	12/12/07	478,000	28.1		84%
One Edgewater Plaza	Staten Island, NY	12/12/07	252,000	36.1	(4)	96%
Tice Building	Woodcliff Lake, NJ	12/12/07	120,000	—		87%
222 Bloomingdale Road	White Plains, NY	12/12/07	140,000	10.5		85%
Fifth Third Center - Columbus	Columbus, OH	12/12/07	331,000	52.5		88%
City Center	St. Petersburg, FL	12/12/07	242,000	16.3		92%
5104 Eisenhower Boulevard	Tampa, FL	12/12/07	130,000	19.6		100%
Royal Caribbean Center	Miramar, FL	12/12/07	129,000	29.2	(5)	100%
DeVry University	Miramar, FL	12/12/07	94,000	—		100%
Crescent Center	Memphis, TN	12/12/07	336,000	43.0		97%
Plaza at MetroCenter	Nashville, TN	12/12/07	361,000	25.0		95%
Loop Central	Houston, TX	12/12/07	575,000	46.0		99%
Epic Center	Wichita, KS	12/12/07	289,000	15.7	(6)	88%
One Brittany Place	Wichita, KS	12/12/07	58,000	—		79%
Two Brittany Place	Wichita, KS	12/12/07	58,000	—		67%
801 Thompson	Rockville, MD	12/12/07	51,000	11.0		100%
500 East Pratt	Baltimore, MD	12/12/07	280,000	58.8		98%
			22,224,000	$2,759.4

(1)           Encumbrances exclude unamortized premiums and discounts of approximately $0.6 million.

(2)           Gateway 12, Gateway 22, Gateway 23, Southwest Center and 17655 Waterview are each held as collateral for this note payable.

(3)           Oxmoor Place, Hurstborne Place, Hurstborne Park, Hurstborne Plaza, Forum Office Park, Lakeview, Steeplechase Place, Hunnington, City Hall Plaza and One & Two Chestnut Place are each held as collateral for this note payable.

(4)           One Edgewater Plaza and the Tice Building are each held as collateral for this note payable.

(5)           Royal Caribbean Center and DeVry University are each held as collateral for this note payable.

(6)           Epic Center, One Brittany Place and Two Brittany Place are each held as collateral for this note payable.

(7)           Property was sold or disposed of subsequent to December 31, 2007 and is reported as part of discontinued operations.

The following table presents certain additional information about the seven properties in which we own interests and account for under the equity method of accounting at December 31, 2007:

Property Name	Location	Date acquired	Approximate Rentable Square Footage	Encumbrances (1) (in millions)	Approximate % leased	Our ownership Interest
Minnesota Center	Bloomington, MN	10/15/03	276,000	$26.5	79%	93.07%
Enclave on the Lake	Houston, TX	04/12/04	171,000	6.9	100%	36.31%
St. Louis Place	St. Louis, MO	06/30/04	337,000	6.8	90%	35.71%
Colorado Building	Washington, D.C.	08/10/04	122,000	26.7	98%	95.20%
Travis Tower	Houston, TX	10/01/04	507,000	21.8	94%	60.43%
Alamo Plaza	Denver, CO	02/24/05	191,000	10.7	99%	33.93%
Wanamaker Building	Philadelphia, PA	12/12/07	1,390,000	49.1	97%	60.00%
			2,994,000	$148.5

(1) This amount represents our notes payable for our ownership interest only.

The following information generally applies to all of our properties:

•      we believe all of our properties are adequately covered by insurance and suitable for their intended purposes;

•      we have no plans for any material renovations, improvements or development of our properties, except in accordance with planned budgets;

•      our properties are located in markets where we are subject to competition in attracting new tenants and retaining current tenants; and

•      depreciation is provided on a straight-line basis over the estimated useful lives of the buildings.

Future Lease Payments Table

The following table presents future minimum base rental payments due to us over the next ten years at the properties we consolidate as of December 31, 2007 (in thousands):

2008	$373,696
2009	345,705
2010	315,249
2011	262,532
2012	222,897
2013	186,219
2014	156,241
2015	122,942
2016	94,079
2017	71,795

Item 6.                    Selected Financial Data.

At December 31, 2007, we owned interests in 75 properties; at December 31, 2006 we owned interests in 36 properties; at December 31, 2005, we owned interests in 21 properties; at December 31, 2004, we owned interests in seven properties; and at December 31, 2003, we owned an interest in one property.  Accordingly, the selected financial data for each fiscal year presented below reflects significant increases in all categories.  The following data should be read in conjunction with our audited consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this report.  The selected financial data presented below has been derived from our audited consolidated financial statements (in thousands, except per share amounts).

As of December 31,	2007	2006	2005	2004	2003

Total assets	$5,172,127	$2,694,972	$900,582	$198,888	$11,685

Notes payable	$3,198,143	$1,609,702	$353,555	$82,354	$4,333
Other liabilities	450,338	167,756	26,224	6,613	281
Minority interest (1)	18,049	3,072	3,375	—	—
Stockholders’ equity	1,505,597	914,442	517,428	109,921	7,071
Total liabilities and stockholders’ equity	$5,172,127	$2,694,972	$900,582	$198,888	$11,685

Year ended December 31,	2007	2006	2005	2004	2003

Rental revenue	$304,709	$155,511	$25,900	$—	$—
Loss from continuing operations	$(43,558)	$(22,324)	$(6,224)	$(1,644)	$(289)
Income (loss) from discontinued operations	$1,927	$(108)	$502	$105	$—
Basic and diluted loss per share (2)	$(0.24)	$(0.25)	$(0.15)	$(0.26)	$(1.84)
Distributions declared per share (2)	$0.67	$0.70	$0.67	$0.64	$0.58

(1)  Minority interest reflects the minority interests related to certain of our real estate properties and includes 432,586 units of limited partnership interests in Behringer OP.

(2)   Basic and diluted loss per share and distributions declared per share for each period presented reflects the effect of the 10% stock dividend issued October 1, 2005.

Item 7.                    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”.)  The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On a regular basis, we evaluate these estimates, including investment impairment.  These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts, the accounts of variable interest entities (“VIEs”) in which we are the primary beneficiary and the accounts of other subsidiaries over which we have control.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated for consolidation based on Financial Accounting Standards Board Interpretation (“FIN”) 46R, which requires the consolidation of VIEs in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined not to be a VIE under FIN 46R, then the entity is evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

There are judgments and estimates involved in determining if an entity in which we have made an investment is a VIE and if so, if we are the primary beneficiary.  The entity is evaluated to determine if it is a VIE by, among other things, calculating the percentage of equity being risked compared to the total equity of the entity.  FIN 46R provides some guidelines as to what the minimum equity at risk should be, but the percentage can vary depending upon the industry and/or the type of operations of the entity and it is up to management to determine that minimum percentage as it relates to our business and the facts surrounding each of our acquisitions.  In addition, even if the entity’s equity at risk is a very low percentage, we are required by FIN 46R to evaluate the equity at risk compared to the entity’s expected future losses to determine if there could still in fact be sufficient equity at the entity.  Determining expected future losses involves assumptions of various possibilities of the results of future operations of the entity, assigning a probability to each possibility and using a discount rate to determine the net present value of those future losses.  A change in the judgments, assumptions and estimates outlined above could result in consolidating an entity that should not be consolidated or accounting for an investment on the equity method that should in fact be consolidated, the effects of which could be material to our the financial statements.

Real Estate

Upon the acquisition of real estate properties, we allocate the purchase price of those properties to the tangible assets acquired, consisting of land, inclusive of associated rights, and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their relative fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.

Upon the completion of a business combination, we record the tangible assets acquired, consisting of land and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values in accordance with SFAS No. 141, “Business Combinations.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.  Any amount paid in excess of the fair value of the assets and liabilities acquired is recorded as goodwill.  If the value of the assets and liabilities exceed the total purchase price, then the resulting negative goodwill is allocated to the tangible assets acquired.

Initial valuations are subject to change until our information is finalized, which is no later than twelve months from the acquisition date.

We determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that management believes we could obtain.  Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan.

The fair value of the tangible assets acquired, consisting of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of buildings are depreciated over the estimated useful life of 25 years using the straight-line method.

We determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the determined lease term.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the determined lease term.

The total value of identified real estate intangible assets acquired is further allocated to in-place lease values, in-place tenant improvements, in-place leasing commissions and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions is based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on current market conditions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We amortize the value of in-place leases and in-place tenant improvements to expense over the initial term of the respective leases.  The value of tenant relationship intangibles are amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.

In allocating the purchase price of each of our properties, management makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot and the period required to lease the property up to its occupancy at acquisition if it were vacant.  Many of these estimates are obtained from independent third party appraisals.  However, management is responsible for the source and use of these estimates.  A change in these estimates and assumptions could result in the various categories of our real estate assets and/or related intangibles being overstated or understated which could result in an overstatement or understatement of depreciation and/or amortization expense.  These variances could be material to our financial statements.

Investments in Unconsolidated Entities

As of December 31, 2007, the “Investments in unconsolidated entities” on our balance sheet includes our undivided TIC interests in six office buildings and our non-controlling 60% interest in the Wanamaker Building. Consolidation of these investments is not required as they do not qualify as VIEs as defined in FIN No. 46R and do not meet the voting interest requirements required for consolidation under AICPA SOP 78-9 “Accounting for Investments in Real Estate Ventures,” as amended by EITF 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights.”

We account for these investments using the equity method of accounting in accordance with SOP 78-9.  The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for our share of net income (loss), including eliminations for our share of inter-company transactions and reduced when distributions are received.

Impairment of Long-Lived Assets

For real estate we wholly own, we monitor events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset and from its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For real estate we own through an investment in a joint venture, TIC interest or other similar investment structure, at each reporting date we will compare the estimated fair value of our investment to the carrying value.  An impairment charge is recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.  No impairment charges have been taken in 2007, 2006 or 2005.

In evaluating our investments for impairment, management makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties.  A change in these estimates and assumptions could result in understating or overstating the book value of our investments which could be material to our financial statements.

Overview

We are externally managed and advised by Behringer Advisors.  Behringer Advisors is responsible for managing our day-to-day affairs and for identifying and making acquisitions and investments on our behalf.  Substantially all of our business is conducted through our operating partnership, Behringer OP.

During the year ended December 31, 2007, we purchased interests in 39 real estate properties, 38 of which were acquired in the fourth quarter of 2007.  We acquired interests in 34 properties located throughout the United States on December 12, 2007 when we completed the purchase all of the outstanding shares of the subsidiaries of IPC and we acquired three properties located in Chicago, Illinois on November 1, 2007.  Additionally, we acquired 111 Woodcrest, located in close proximity to our Woodcrest Corporate Center property in Cherry Hill, New Jersey, on November 20, 2007, and we acquired Centreport Office Center, located in Ft. Worth, Texas, on June 14, 2007.  As of December 31, 2007, we owned a portfolio of 75 office properties located in 23 states and the District of Columbia.

During the nine months ended September 30, 2008, we disposed of 9100 Mineral Circle located in Englewood, Colorado, 11 Stanwix Street located in Pittsburgh, Pennsylvania and 2383 Utah located in El Segundo, California.  The operations of these properties are reflected as discontinued operations.

Results of Operations

At December 31, 2007, we owned interests in 75 office properties; at December 31, 2006, we owned interests in 36 office properties and at December 31, 2005, we owned interests in 21 office properties.  Accordingly, our results of operations for each fiscal year presented reflect significant increases in most categories due to the growth of our portfolio of properties.  Management expects increases in most categories in the future as we purchase additional real estate properties and as we begin to realize the full year impact of our 2007 acquisitions.

Fiscal year ended December 31, 2007 as compared to fiscal year ended December 31, 2006

Rental Revenue. Rental revenue for the year ended December 31, 2007 was generated by our consolidated real estate properties and was approximately $304.7 million as compared to approximately $155.5 million for the year ended December 31, 2006.  Approximately 25% of the increase over prior year was due to revenue attributable to properties we acquired in 2007, approximately 75% of the increase is attributable to properties that were owned for a full year in 2007 but owned only during part of 2006.

Property Operating Expenses. Property operating expenses for the year ended December 31, 2007 were approximately $74.1 million as compared to approximately $35.2 million for the year ended December 31, 2006 and were comprised of property operating expenses from our consolidated real estate properties.  Approximately 28% of the increase over prior year was attributable to properties we acquired in 2007, approximately 70% of the increase is attributable to properties that were owned for a full year in 2007 but only owned during part of 2006, and approximately 2% of the increase is related to properties which were held all of 2007 and 2006.

Interest Expense.  Interest expense for the year ended December 31, 2007 was approximately $99.4 million as compared to approximately $49.7 million for the year ended December 31, 2006 and was comprised of interest expense and amortization of deferred financing fees related to our notes payable associated with our real estate and TIC interest investments.  The increase is primarily due to our notes payable increasing from $1.6 billion at December 31, 2006 to $3.2 billion at December 31, 2007.

Real Estate Taxes.  Real estate taxes for the year ended December 31, 2007 were approximately $42.1 million as compared to approximately $21.3 million for the year ended December 31, 2006 and were comprised of real estate taxes from each of our consolidated real estate properties. Approximately 27% of the increase over prior year was attributable to properties we acquired in 2007, approximately 71% of the increase is attributable to properties that were owned for a full year in 2007 but only owned during part of 2006, and approximately 2% of the increase is related to properties which were held all of 2007 and 2006.

Property Management Fees. Property management fees for the year ended December 31, 2007 were approximately $9.1 million as compared to approximately $4.8 million for the year ended December 31, 2006 and were

comprised of property management fees related to our real estate properties.   The increase in property management fees is primarily due to our increased number of real estate properties.

Asset Management Fees. Asset management fees for the year ended December 31, 2007 were approximately $13.3 million as compared to approximately $4.8 million for the year ended December 31, 2006 and were comprised of asset management fees associated with our real estate properties.  Asset management fees of approximately $1.0 million and $2.7 million were waived by Behringer Advisors for the year ended December 31, 2007 and 2006, respectively.

General and Administrative Expense. General and administrative expense for the year ended December 31, 2007 was approximately $3.0 million as compared to approximately $1.6 million for the year ended December 31, 2006 and was comprised of corporate general and administrative expenses including directors’ and officers’ insurance premiums, auditing fees, legal fees and other administrative expenses.  The increase is primarily due to increased business and franchise taxes, legal expenses, audit expenses, and directors’ and officers insurance premiums; each was associated with the overall growth of the portfolio.

Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended December 31, 2007 was approximately $137.4 million as compared to approximately $70.2 million for the year ended December 31, 2006 and was comprised of depreciation and amortization expense from each of our consolidated real estate properties.  Approximately 22% of the increase over prior year was attributable to properties we acquired in 2007, and approximately 81% of the increase is attributable to properties that were owned for a full year in 2007 but only owned during part of 2006.  These increases were offset by an approximately 3% decrease in depreciation and amortization expense for properties which were held all of 2007 and 2006.

Interest Income. Interest income for the year ended December 31, 2007 was approximately $25.5 million as compared to approximately $5.0 million for the year ended December 31, 2006 and was comprised of interest income associated with funds on deposit with banks.  The increase is primarily due to higher cash balances on deposit with banks and interest income earned on a loan we made to Behringer Harvard Multifamily REIT I, Inc. during 2007. On December 20, 2007, the loan was paid in full and was terminated.

 Equity in Earnings of Investments.  Equity in earnings of investments for the year ended December 31, 2007 was approximately $5.1 million as compared to $4.8 million for the year ended December 31, 2006 and was comprised of our share of equity in the earnings of unconsolidated investments.  During 2007, we acquired additional TIC interest in two of our TIC properties and a 60% non-controlling interest in the Wanamaker Building through our acquisition of the subsidiaries of IPC.

Income (loss) from discontinued operations. We sold 9100 Mineral Circle in February 2008, in June 2008 we transferred 11 Stanwix Street to the lender associated with that property, and in August 2008 we sold 2383 Utah.  For the year ended December 31, 2007, we had income from the discontinued operations of approximately $1.9 million as compared to loss from discontinued operations of approximately $0.1 million for the year ended December 31, 2006.  The income from discontinued operations for the year ended December 31, 2007 includes an approximately $3.9 million lease termination fee received at 9100 Mineral Circle.

Fiscal year ended December 31, 2006 as compared to fiscal year ended December 31, 2005

Rental Revenue. Rental revenue for the year ended December 31, 2006 was from our consolidated properties and was approximately $155.5 million as compared to approximately $25.9 million for the year ended December 31, 2005.  The increase in rental revenue was primarily due to our increased number of consolidated real estate properties.

Property Operating Expenses. Property operating expenses for the year ended December 31, 2006 were approximately $35.2 million as compared to approximately $6.1 million for the year ended December 31, 2005 and were comprised of property operating expenses from our consolidated properties.  The increase in property operating expenses was primarily due to our increased number of consolidated real estate properties.

Interest Expense.  Interest expense for the year ended December 31, 2006 was approximately $49.7 million as compared to approximately $12.3 million for the year ended December 31, 2005 and was comprised of interest expense and amortization of deferred financing fees related to our mortgages associated with our real estate and TIC interest investments.  The increase was primarily due to the $1.3 billion increase in our notes payable during 2006.

Rate Lock Extension Recoveries.  There were no rate lock extension recoveries for the year ended December 31, 2006.  Rate lock extension recoveries for the year ended December 31, 2005 were approximately $0.5 million and represented the refund of interest rate lock extension fees from the year ended December 31, 2004.

Real Estate Taxes.  Real estate taxes for the year ended December 31, 2006 were approximately $21.3 million as compared to approximately $3.3 million for the year ended December 31, 2005 and were comprised of real estate taxes from each of our consolidated properties. The increase in real estate taxes was primarily due to our increased number of consolidated real estate properties.

Property Management Fees. Property management fees for the year ended December 31, 2006 were approximately $4.8 million as compared to approximately $1.4 million for the year ended December 31, 2005 and were comprised of property management fees related to our consolidated real estate properties and TIC interest investments.   The increase in property management fees was primarily due to our increased number of consolidated real estate properties.

Asset Management Fees. Asset management fees for the year ended December 31, 2006 were approximately $4.8 million as compared to approximately $1.6 million for the year ended December 31, 2005 and were comprised of asset management fees associated with our consolidated properties and TIC interest investments.  Asset management fees of approximately $2.7 million were waived by Behringer Advisors for the year ended December 31, 2006.

General and Administrative Expense. General and administrative expense for the year ended December 31, 2006 was approximately $1.6 million as compared to approximately $1.3 million for the year ended December 31, 2005 and was comprised of corporate general and administrative expenses including directors’ and officers’ insurance premiums, auditing fees, legal fees and other administrative expenses.

Depreciation and Amortization Expense.  Depreciation and amortization expense for the year ended December 31, 2006 was approximately $70.2 million as compared to approximately $12.5 million for the year ended December 31, 2005 and was comprised of depreciation and amortization expense from each of our consolidated properties.

Interest Income. Interest income for the year ended December 31, 2006 was approximately $5.0 million as compared to approximately $2.7 million for the year ended December 31, 2005 and was comprised of interest income associated with funds on deposits with banks.  The increase in 2006 was primarily due to higher cash balances on deposit with banks.

Equity in Earnings of Investments.  Equity in earnings of investments for the year ended December 31, 2006 was approximately $4.8 million as compared to $3.1 million for the year ended December 31, 2005 and was comprised of our share of equity in the earnings of our TIC interest investments.  This increase was due to improved earnings at our TIC interest properties and increases in our TIC ownership interest in Minnesota Center, the Colorado Building and the Pratt Building during 2006.

Income (loss) from discontinued operations. We sold 9100 Mineral Circle in February 2008 and in August 2008 we sold 2383 Utah.  For the year ended December 31, 2006, we had loss from the discontinued operations of approximately $0.1 million as compared to income from discontinued operations of approximately $0.5 million for the year ended December 31, 2005.

Cash Flow Analysis

At December 31, 2007, we owned interests in 75 office properties; at December 31, 2006, we owned interests in 36 office properties and at December 31, 2005, we owned interests in 21 office properties.  Accordingly, cash flows for each fiscal year presented reflect significant differences in most categories due to the growth of our portfolio of properties.

Fiscal year ended December 31, 2007 as compared to fiscal year ended December 31, 2006

Cash flows provided by operating activities for the year ended December 31, 2007 were approximately $63.8 million and were primarily comprised of the net loss of approximately $41.6 million and changes in working capital of approximately $28.6 million adjusted for depreciation and amortization of approximately $134.6 million.  During the year ended December 31, 2006, cash flows provided by operating activities were approximately $49.2 million and were primarily comprised of the net loss of approximately $22.4 million adjusted for depreciation and amortization of approximately $69.5 million.

Cash flows used in investing activities for the year ended December 31, 2007 were approximately $1.0 billion and were primarily comprised of the purchase of real estate investments, excluding any assumed debt.  During 2007, we acquired interests in 39 office properties.  During the year ended December 31, 2006, cash flows used in investing activities were approximately $1.6 billion and were comprised primarily of the purchase of real estate investments.  During 2006, we acquired interests in 15 office properties.

Cash flows provided by financing activities for the year ended December 31, 2007 were approximately $952.6 million and were comprised primarily of funds received from the issuance of stock, net of redemptions and offering costs, of approximately $692.9 million and proceeds from new notes payable, net of note payments, of approximately $337.9 million. During the year ended December 31, 2006, cash flows provided by financing activities were approximately $1.5 billion and were comprised primarily of funds received from the issuance of stock and proceeds from notes payable.

Fiscal year ended December 31, 2006 as compared to fiscal year ended December 31, 2005

Cash flows provided by operating activities for the year ended December 31, 2006 were approximately $49.2 million and were primarily comprised of the net loss of approximately $22.4 million adjusted for depreciation and amortization of approximately $69.5 million.  During the year ended December 31, 2005, cash flows provided by operating activities were approximately $9.0 million and were primarily comprised of the net loss of approximately $5.7 million adjusted for depreciation and amortization of approximately $15.5 million.

Cash flows used in investing activities for the year ended December 31, 2006 were approximately $1.6 billion and were primarily comprised of the purchase of real estate investments totaling approximately $1.5 billion.  During the year ended December 31, 2005, cash flows used in investing activities were approximately $588.6 million and were comprised primarily of the purchase of real estate investments.

Cash flows provided by financing activities for the year ended December 31, 2006 were approximately $1.5 billion and were comprised primarily of proceeds from notes payable, net of notes payments, of approximately $1.1 billion and funds received from the issuance of stock, net of redemptions and offering costs, of approximately $454.8 million.  During the year ended December 31, 2005, cash flows provided by financing activities were approximately $682.3 million and were comprised primarily of funds received from the issuance of stock and proceeds from notes payable.

Liquidity and Capital Resources

General

Our principal demands for funds will continue to be for the acquisition of real estate-related assets, the payment of operating expenses and distributions, and the payment of principal and interest on our outstanding indebtedness.  Generally, cash needs for items other than the acquisition of real estate-related assets are expected to be met from operations, and cash needs for property acquisitions and mortgage loan investments are expected to be met from the net proceeds of the Current Offering and borrowings.  However, there may be a delay between the sale of our shares and our purchase of real estate related assets and receipt of income from such investments, which could result in a delay in the benefits to our stockholders of returns generated from our operations.  During this period, we may decide to temporarily invest any uninvested proceeds in investments that could yield lower returns than our targeted investments in real estate related assets.  These lower returns may affect our ability to make distributions or the amount actually distributed.

The amount of monies to be distributed to our stockholders is determined by our board of directors and is dependent on a number of factors, including financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.  Until proceeds from our Offerings are fully invested and generating operating cash flow sufficient to fund distributions made to stockholders, some or all of our distributions have been, and may continue to be, paid from sources other than operating cash flow, such as offering proceeds, cash advanced to us by, or reimbursements for expenses or waiver of fees from, our advisor and proceeds from loans including those secured by our assets. Of the amounts distributed by us in 2007, approximately 82.5% represented a return of capital and 17.5% were distributions from the taxable earnings of real estate operations.  In fiscal year 2007, 2006 and 2005, we made cash distributions aggregating approximately $111.0 million, $60.1 million, and $22.4 million, respectively, to our stockholders.  Of these amounts, approximately $19.4 million, $13.9 million and $6.3 million, in fiscal years 2007, 2006 and 2005, respectively, was paid using cash generated from our operations.  We can give no assurance that these other sources of funds will be available in the future to fund distributions if cash generated from our operations is insufficient.

We expect that our current properties, along with properties to be acquired in the future, will generate sufficient cash flow to cover operating expenses plus pay all or a portion of a monthly distribution.  Historically, a portion of the distributions have been paid from cash provided by operations and sources other than operating cash flow, such as offering proceeds, cash advanced to us or reimbursements of expenses or waiver of fees from our advisor and proceeds from loans, including those secured by our assets.  We can give no assurance that these sources will be available in the future to fund distributions if cash generated from our operations is insufficient.

Our notes payable increased in 2007 to approximately $3.2 billion at December 31, 2007 as compared to approximately $1.6 billion at December 31, 2006.  This increase is due to notes payable assumed in property acquisitions and borrowings under the credit facility, described below.  Each of our loans is collateralized by one or more of our properties.  At December 31, 2007, our notes payable interest rates range from 5.02% to 8.33%, with a weighted average interest rate of approximately 5.73%.  At December 31, 2007, our notes payable have maturity dates that range from July 2009 to October 2030.  Our loan agreements generally stipulate that we comply with certain reporting and financial covenants.  These covenants include among other things, notifying the lender of any change in management and maintaining minimum debt service coverage ratios.  At December 31, 2007, we were in compliance with each of the debt covenants under our loan agreements.

If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments.  Recently, domestic and international financial markets have experienced unusual volatility and uncertainty.  If this volatility and uncertainty persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be significantly impacted.  If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase likely will be lower.  In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.  If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees.

Restricted cash as of December 31, 2007 and 2006 included approximately $120.7 million and $100.1 million, respectively, held in restricted money market accounts, as required by our lenders, for anticipated tenant expansions and improvements, property taxes and insurance for our consolidated properties.  As of December 31, 2007, we had commitments of approximately $28.7 million for future tenant improvements and lease incentives.

Credit Facility

On December 11, 2007 Behringer Harvard OP entered into a secured credit agreement providing for up to $500 million of secured borrowings with KeyBanc Capital Markets and Wachovia Securities as co-lead arrangers and KeyBank National Association as administrative agent (referred to herein as “Lender” and as the “Agent,” in their respective roles), and other lending institutions that are parties to the credit facility (collectively, the “Lenders”).  This credit facility allows Behringer OP to borrow up to $300 million of revolving loans and up to $200 million in a secured term loan.  Subject to Lender approval and payments of certain activation fees to the Agent and Lenders, the amount of the revolving credit facility may be increased up to $600 million.  In addition to our use of the proceeds of the credit facility to pay approximately $340.0 million of the purchase price and closing costs of acquiring the subsidiaries of IPC, we intend to use the facility for general corporate and working capital purposes.  The Company has acted as a guarantor of the credit facility.

The credit facility matures on December 11, 2010.  The revolving credit facility may be extended one additional year upon payment of an extension fee in an amount equal to fifteen basis points on the total amount of the revolving credit facility in effect on the original maturity date. The term loans also may be extended one additional year upon payment of an extension fee in an amount equal to ten basis points on the total amount of the term loans outstanding on the original maturity date.

Loans under the credit facility will bear interest at an annual rate that is equal to either (1) the “base rate” (calculated as the greater of (i) the Agent’s “prime rate” or (ii) 0.5% above the Federal Funds Effective Rate) plus the applicable margin or (2) LIBOR plus the applicable margin.  The applicable margin for base rate loans will initially be 0.5% and, depending on the ratio of our consolidated total indebtedness to our gross asset value, may vary from 0.5% to 0%; the applicable margin for LIBOR loans will initially be 2.0% and, depending on the ratio of our consolidated total indebtedness to our gross asset value, may vary from 2.0% to 1.5%.  Behringer OP has the right to prepay the outstanding amount of any revolving credit loans or term loans under the credit facility, in whole or in part, at any time without penalty, provided that any partial payment is in a minimum amount of $1 million.  However, prepaying the term loan prior to December 11, 2008 requires Behringer OP to pay a fee equal to fifty basis points of the amount of the term loan being prepaid.  As of December 31, 2007, there was approximately $200.0 million outstanding under the term loan and approximately $140.0 million outstanding under the revolving credit facility.  As of December 31, 2007, the interest rates for the term loan and revolving credit facility were approximately 5.99% and 7.23%, respectively.  As a result of the interest rate swap agreements, the $200.0 million of the borrowings under the term loan effectively bear interest at fixed rates.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2007 (in thousands):

	Total	2008	2009	2010	2011	2012	Thereafter
Notes payable principal (1) (2)	$3,198,748	$59,157	$31,988	$412,593	$570,138	$127,634	$1,997,238
Notes payable interest (2)	1,495,521	181,425	178,514	177,170	258,962	232,454	466,996
Obligation to purchase Oxmoor land	5,696	5,696	—	—	—	—	—
Operating leases	30,602	858	858	858	858	858	26,312
Total	$4,730,567	$247,136	$211,360	$590,621	$829,958	$360,946	$2,490,546

(1) Excludes unamortized discount of approximately $0.6 million.

(2) Reflects the 2008 payment of debt related to properties sold or disposed of in 2008 and reported as discontinued operations in the accompanying consolidated statements of operations.

Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance.  FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries.  We believe that FFO is helpful to investors and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which is not immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance.  Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts pending investment, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.  FFO should not be considered as an alternative to net income (loss), as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Our calculations of FFO for the years ended December 31, 2007 and 2006 are presented below (in thousands):

	2007	2006

Net loss	$(41,631)	$(22,432)

Real estate depreciation (1)	79,684	40,305
Real estate amortization (1)	70,849	42,038
Funds from operations (FFO)	$108,902	$59,911

Weighted average shares	171,544	89,638

(1)          This represents the depreciation and amortization expense of the properties we consolidate and our share of depreciation and amortization expense of the properties which we account for under the equity method of accounting.  The expenses of our unconsolidated interests are reflected in our equity in earnings of investments.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing our operating results.  Straight-line rental revenue, amortization of intangible lease assets and liabilities, amortization of lease incentives and bad debt expense of our investment interests are reflected in our equity in earnings of investments and are included in the amounts presented below.

•                  Straight-line rental revenue of approximately $22.5 million and $7.2 million was recognized for years ended December 31, 2007 and 2006, respectively;

•                  Amortization of intangible lease assets and liabilities was recognized as a net decrease to rental revenues of approximately $9.9 million and $4.9 million for the years ended December 31, 2007 and 2006, respectively;

•                  Amortization of lease incentives of approximately $1.3 million was recognized as a decrease to rental revenues for the year ended December 31, 2007.  There was no amortization of lease incentives for the year ended December 31, 2006;

•                  Bad debt expense of approximately $0.4 million and $112,000 was recognized for the years ended December 31, 2007 and 2006, respectively; and

•                  Amortization of deferred financing costs of approximately $2.7 million and $1.3 million was recognized as interest expense for the years ended December 31, 2007 and 2006, respectively.

In addition, FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capital expenditures and payments of principal on debt, each of which may impact the amount of cash available for distribution to our stockholders.

Some or all of our distributions have been paid from sources other than operating cash flow, such as offering proceeds, cash advanced to us by, or reimbursements for expenses or waiver of fees from, our advisor and proceeds from loans including those secured by our assets. Given the uncertainty arising from numerous factors, including both the raising and placing of capital in the current real estate environment, ultimate FFO performance cannot be predicted with certainty.  For example, if we are not able to timely invest net proceeds of our offering at favorable yields, future distributions declared and paid may continue to exceed FFO.

Net Operating Income

Net operating income (“NOI”) is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, equity in earnings of investments, minority interest, income taxes and the gains on sale of assets.  We believe that NOI provides an accurate measure of our operating performance because NOI reflects the operating performance of our properties and excludes certain items that are not associated with management of the properties.  To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.  Our calculations of NOI for the years ended December 31, 2007, 2006 and 2005 are presented below (in thousands):

		2007	2006	2005
Rental revenue		$304,709	$155,511	$25,900

Operating expenses:
Property operating expenses		74,106	35,153	6,068
Real estate taxes		42,101	21,321	3,264
Property management fees		9,072	4,786	1,374
Total operating expenses		125,279	61,260	10,706

Net operating income		$179,430	$94,251	$15,194

Reconciliation to Net loss
Net operating income		$179,430	$94,251	$15,194

Less:	Depreciation and amortization	(137,417)	(70,179)	(12,505)
	General and administrative expense	(2,969)	(1,614)	(1,254)
	Interest expense and rate lock extension recoveries	(99,376)	(49,725)	(11,811)
	Asset management fees	(13,324)	(4,815)	(1,623)
	Minority interest	(16)	—	—
	Provision for income taxes	(571)	—	—
Add:	Interest income	25,524	4,954	2,660
	Gain on sale of assets	44	—	—
	Income (loss) from discontinued operations	1,927	(108)	502
	Equity in earnings of investments	5,117	4,804	3,115

Net loss		$(41,631)	$(22,432)	$(5,722)

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements.  SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We have not elected the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement replaces SFAS No. 141 “Business Combinations” but retains the fundamental requirement that the acquisition method of accounting, or purchase method, be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. SFAS 141R applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141, including a broader definition of a business and the requirement that acquisition related costs are expensed as incurred.  This statement applies to business combinations occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not allowed.  We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.”  The objective of FAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of FASB No. 141(R).  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate.  The majority of our leases contain inflation protection provisions applicable to reimbursement billings for common area maintenance charges, real estate tax and insurance reimbursements on a per square foot basis, or in some cases, annual reimbursement of operating expenses above a certain per square foot allowance.

Item 7A.        Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to interest rate changes primarily as a result of our long—term debt used to acquire properties.  Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we borrow primarily at fixed rates or variable rates with the lowest margins available and in some cases, the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.  We may enter into derivative financial instruments such as options, forwards, interest rate swaps, caps or floors to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate portion of our variable rate debt.

Of our approximately $3.2 billion in notes payable at December 31, 2007, approximately $143.0 million represented debt subject to variable interest rates.  If our variable interest rates increased 100 basis points, we estimate that total annual interest expense would increase by approximately $1.4 million.

As of December 31, 2007, we had $340.0 million of notes payable outstanding under our credit facility, which is a variable rate credit facility.  However, as a result of the interest rate swap agreements; $200.0 million of these borrowings effectively bear interest at fixed rates.

A 100 basis point decrease in interest rates would result in a net decrease in the fair value of our interest rate swaps of approximately $5.5 million.  A 100 basis point increase in interest rates would result in a net increase in the fair value of our interest rate swaps of approximately $5.4 million.

We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

Item 8.                                                           Financial Statements and Supplementary Data.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Financial Statements

Report of Independent Registered Public Accounting Firm	16

Consolidated Balance Sheets as of December 31, 2007 and 2006	17

Consolidated Statements of Operations for the Years ended December 31, 2007, 2006 and 2005	18

Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the Years ended December 31, 2007, 2006 and 2005	19

Consolidated Statements of Cash Flows for the Years ended
December 31, 2007, 2006 and 2005	20

Notes to Consolidated Financial Statements	21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Behringer Harvard REIT I, Inc.

Addison, Texas

We have audited the accompanying consolidated balance sheets of Behringer Harvard REIT I, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 31, 2008 (January 5, 2009 as to the effects of the 2008 discontinued operations described in Note 21)

Behringer Harvard REIT I, Inc.

Consolidated Balance Sheets

As of December 31, 2007 and 2006

(in thousands, except share and per share amounts)

	2007	2006
Assets
Real estate
Land	$514,520	$269,968
Buildings, net	3,359,152	1,637,738
Real estate under development	7,038	—
Total real estate	3,880,710	1,907,706

Cash and cash equivalents	94,947	124,948
Restricted cash	229,803	103,343
Accounts receivable, net	48,030	21,205
Receivables from related parties	1,023	71
Prepaid expenses and other assets	10,244	4,139
Goodwill	19,922	—
Investments in unconsolidated entities	203,212	145,621
Deferred financing fees, net	42,668	17,912
Notes receivable	13,854	3,013
Lease intangibles, net	627,714	367,014
Total assets	$5,172,127	$2,694,972

Liabilities and stockholders’ equity

Liabilities
Notes payable	$3,198,143	$1,609,702
Accounts payable	7,889	2,390
Payables to related parties	8,190	2,080
Acquired below-market leases, net	175,589	98,812
Distributions payable	10,951	7,096
Accrued liabilities	126,789	53,683
Convertible debentures	91,180	—
Subscriptions for common stock	2,984	3,216
Deferred tax liabilities	3,869	—
Other liabilities	22,897	479
Total liabilities	3,648,481	1,777,458

Commitments and contingencies

Minority interest	18,049	3,072

Stockholders’ equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 205,562,785 and 121,884,470 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	21	12
Additional paid-in capital	1,834,477	1,085,806
Cumulative distributions and net loss	(327,527)	(171,376)
Accumulated other comprehensive loss	(1,374)	—
Total stockholders’ equity	1,505,597	914,442
Total liabilities and stockholders’ equity	$5,172,127	$2,694,972

See Notes to Consolidated Financial Statements.

Behringer Harvard REIT I, Inc.

Consolidated Statements of Operations

For the Years ended December 31, 2007, 2006 and 2005

(in thousands except share and per share amounts)

	2007	2006	2005

Rental revenue	$304,709	$155,511	$25,900

Expenses
Property operating expenses	74,106	35,153	6,068
Interest expense	99,376	49,725	12,336
Rate lock extension recoveries	—	—	(525)
Real estate taxes	42,101	21,321	3,264
Property management fees	9,072	4,786	1,374
Asset management fees	13,324	4,815	1,623
General and administrative	2,969	1,614	1,254
Depreciation and amortization	137,417	70,179	12,505
Total expenses	378,365	187,593	37,899

Interest income	25,524	4,954	2,660
Gain on sale of assets	44	—	—
Loss before income taxes, minority interest, and equity in earnings of investments	(48,088)	(27,128)	(9,339)

Provision for income taxes	(571)	—	—
Minority interest	(16)	—	—
Equity in earnings of investments	5,117	4,804	3,115
Loss from continuing operations	(43,558)	(22,324)	(6,224)

Discontinued operations:
Income (loss) from discontinued operations	1,927	(108)	502
Net loss	$(41,631)	$(22,432)	$(5,722)

Basic and diluted weighted average shares outstanding	171,544,399	89,637,553	38,220,101

Basic and diluted income (loss) per share:
Continuing operations	(0.25)	(0.25)	(0.16)
Discontinued operations	0.01	0.00	0.01
Basic and diluted loss per share	$(0.24)	$(0.25)	$(0.15)

See Notes to Consolidated Financial Statements.

Behringer Harvard REIT I, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Loss

For the Years ended December 31, 2007, 2006 and 2005

(in thousands)

						Cumulative	Accumulated
	Convertible Stock		Common Stock		Additional	Distributions	Other	Total
	Number	Par	Number	Par	Paid-in	and	Comprehensive	Stockholders’
	of Shares	Value	of Shares	Value	Capital	Net Loss	Loss	Equity
Balance at January 1, 2005	—	$—	13,109	$1	$115,626	$(5,706)	$—	$109,921

Issuance of common stock, net	—	—	48,231	4	429,054	—	—	429,058
Redemption of common stock	—	—	(150)	—	(1,370)	—	—	(1,370)
Stock dividend-10%	—	—	5,521	1	49,136	(49,137)	—	—
Distributions declared on common stock	—	—	—	—	—	(25,466)	—	(25,466)
Shares issued pursuant to Distribution Reinvestment Plan, net	—	—	1,152	1	11,006	—	—	11,007
Net loss						(5,722)		(5,722)
Balance at December 31, 2005	—	—	67,863	7	603,452	(86,031)	—	517,428

Issuance of common stock, net	—	—	51,569	5	458,288	—	—	458,293
Redemption of common stock	—	—	(680)	—	(5,913)	—	—	(5,913)
Issuance of convertible stock, net	1	—	—	—	1	—	—	1
Distributions declared on common stock	—	—	—	—	—	(62,913)	—	(62,913)
Shares issued pursuant to Distribution Reinvestment Plan, net	—	—	3,132	—	29,978	—	—	29,978
Net loss						(22,432)		(22,432)
Balance at December 31, 2006	1	—	121,884	12	1,085,806	(171,376)	—	914,442

Comprehensive loss:
Net loss						(41,631)	—	(41,631)
Unrealized loss on interest rate swap						—	(1,374)	(1,374)
Total comprehensive loss	—	—	—	—	—	(41,631)	(1,374)	(43,005)

Issuance of common stock, net	—	—	80,029	9	712,756	—	—	712,765
Redemption of common stock	—	—	(2,291)	—	(19,984)	—	—	(19,984)
Distributions declared on common stock	—	—	—	—	—	(114,520)	—	(114,520)
Shares issued pursuant to Distribution Reinvestment Plan, net	—	—	5,941	—	55,899	—	—	55,899
Balance at December 31, 2007	1	$—	205,563	$21	$1,834,477	$(327,527)	$(1,374)	$1,505,597

See Notes to Consolidated Financial Statements.

Behringer Harvard REIT I, Inc.

Consolidated Statements of Cash Flows

For the Years ended December 31, 2007, 2006 and 2005

(in thousands)

	2007	2006	2005
Cash flows from operating activities
Net loss	$(41,631)	$(22,432)	$(5,722)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Minority interest	16	—	—
Gain on sale of assets	(44)	—	—
Depreciation and amortization	134,602	69,470	15,450
Interest income capitalized to notes receivable	(530)	—	—
Equity in earnings of investments	(5,117)	(4,804)	(3,115)
Distributions from investments	5,117	4,804	3,115
Change in accounts receivable	(18,193)	(16,914)	(3,491)
Change in prepaid expenses and other assets	2,134	5,373	449
Change in lease intangibles	(13,986)	(2,838)	(459)
Change in accounts payable	2,502	1,282	15
Change in accrued liabilities	(1,981)	14,395	2,598
Change in payables to related parties	905	842	200
Cash provided by operating activities	63,794	49,178	9,040

Cash flows from investing activities
Purchases of tenant-in-common interests	(4,430)	(19,565)	(14,958)
Return of investments in tenant-in-common interests	5,812	6,226	7,256
Purchases of real estate	(895,701)	(1,480,037)	(564,025)
Escrow deposits and pre-acquisition costs on real estate to be acquired	(922)	2,890	4,879
Capital expenditures for real estate	(24,471)	(8,059)	(380)
Notes receivable advances	(36,000)	(3,013)	—
Proceeds from notes receivable	36,533	—	—
Receivable from related parties	(500)	—	—
Change in restricted cash	(126,693)	(76,217)	(21,409)
Cash used in investing activities	(1,046,372)	(1,577,775)	(588,637)

Cash flows from financing activities
Financing costs	(27,420)	(14,594)	(3,533)
Proceeds from notes payable	340,000	1,112,449	271,734
Payments on notes payable	(2,102)	(701)	(533)
Payments on capital lease obligations	(24)	—	—
Loan deposits on real estate to be acquired	—	2,576	(2,356)
Issuance of common and convertible stock	799,125	514,004	481,621
Redemptions of common stock	(19,984)	(3,648)	(1,370)
Offering costs	(86,208)	(55,518)	(52,563)
Distributions	(55,293)	(30,313)	(11,346)
Conversion of debentures	(270)	—	—
Change in subscriptions for common stock	(232)	2,162	(1,892)
Change in subscription cash received	232	(2,162)	1,892
Change in payables to related parties	4,753	548	618
Cash provided by financing activities	952,577	1,524,803	682,272

Net change in cash and cash equivalents	(30,001)	(3,794)	102,675
Cash and cash equivalents at beginning of year	124,948	128,742	26,067
Cash and cash equivalents at end of year	$94,947	$124,948	$128,742

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             Business

Organization

Behringer Harvard REIT I, Inc. and our subsidiaries (which may be referred to as the “Company,” “we,” “us,” or “our”) was incorporated in June 2002 as a Maryland corporation and has elected to be taxed, and currently qualifies, as a real estate investment trust (“REIT”) for federal income tax purposes.  We acquire and operate institutional quality real estate.  In particular, we focus primarily on acquiring institutional quality office properties that we believe have premier business addresses, desirable locations, personalized amenities, high quality construction and highly creditworthy commercial tenants.

Substantially all of our business is conducted through Behringer Harvard Operating Partnership I LP, a Texas limited partnership organized in 2002 (“Behringer OP”).  Our wholly-owned subsidiary, BHR, Inc., a Delaware corporation, is the sole general partner of Behringer OP.  Our wholly-owned subsidiaries, BHR Business Trust, a Maryland business trust, and BHR Partners, LLC, a Delaware limited liability company, are limited partners of Behringer OP.

We are externally managed and advised by Behringer Advisors, LLC, a Texas limited liability company organized in June 2007 (“Behringer Advisors”).  Behringer Advisors is responsible for managing our day-to-day affairs and for identifying and making acquisitions and investments on our behalf.  Prior to June 30, 2007, we were advised by Behringer Advisors LP, a Texas limited partnership, which was merged into Behringer Advisors solely to change the type of entity.

Public Offerings

On February 19, 2003, we commenced a public offering (the “Initial Offering”) of up to 80,000,000 shares of common stock offered at a price of $10.00 per share pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933, as amended (the “Securities Act”).  The Initial Offering also covered the registration of up to 8,000,000 shares offered pursuant to our distribution reinvestment plan (“DRIP”) and up to 3,520,000 shares issuable to broker-dealers pursuant to warrants whereby participating broker-dealers would have the right to purchase one share for every 25 shares they sold pursuant to the Initial Offering.  We terminated the Initial Offering on February 19, 2005.

 On February 11, 2005, we commenced a second public offering (the “Second Offering”) of up to 80,000,000 shares of common stock offered at a price of $10.00 per share pursuant to a Registration Statement on Form S-3 filed under the Securities Act.  The Second Offering also covered the registration of up to 16,000,000 shares offered pursuant to our DRIP.  We subsequently converted the Second Offering to a Registration Statement on Form S-11 and reallocated the shares of common stock in the Second Offering to offer 90,000,000 shares of common stock at a price of $10.00 per share and up to 5,473,684 shares pursuant to our DRIP.  In addition, we increased the aggregate amount of the Second Offering by 2,945,017 shares in a related registration statement on Form S-11.  We terminated the Second Offering on October 20, 2006 in all jurisdictions except the Commonwealth of Pennsylvania, and we terminated the Second Offering in the Commonwealth of Pennsylvania on February 9, 2007.

 On October 20, 2006, we commenced a third public offering (the “Current Offering” and together with the Initial Offering and Second Offering, the “Offerings”) of up to 200,000,000 shares of common stock offered at a price of $10.00 per share pursuant to a Registration Statement on Form S-11 filed under the Securities Act. The Current Offering also covers the registration of up to 50,000,000 shares offered pursuant to our DRIP.  The Current Offering will terminate on or before October 6, 2008 unless earlier terminated, fully subscribed or extended.

As of December 31, 2007, we had 205,562,785 shares of our common stock outstanding, which includes the effect of a 10% stock dividend issued on October 1, 2005 and including the effect of distribution reinvestments, redemptions, and 22,000 shares issued to Behringer Harvard Holdings, LLC (“Behringer Harvard Holdings”).  As of December 31, 2007, we had no shares of preferred stock issued and outstanding, options to purchase 55,500 shares of common stock outstanding at a weighted average exercise price of $9.13 and warrants to purchase 750,937 shares of common stock from the Initial Offering issued for the benefit of participating individual broker-dealers, each adjusted for the 10% stock dividend if issued prior to September 30, 2005.  At December 31, 2007, Behringer OP had 432,586 units of limited partnership interest outstanding to third parties, after giving effect to the 10% stock dividend we issued October 1, 2005.  These units of limited partnership interest are convertible into an equal number of shares of our common stock.  We sold 1,000 shares of our non-participating, non-voting convertible stock to Behringer Advisors for $1,000 on March 22, 2006.  Pursuant to its terms, the convertible stock is convertible into shares of our common stock with a value equal to 15% of the amount by which (1) our enterprise value, including the total amount of distributions paid to our stockholders, exceeds (2) the sum of the aggregate capital invested by stockholders plus a 9% cumulative, non-compounded, annual return on such capital.  The weighted average number of shares and earnings per share data for each reported period throughout this report reflect the effects of the stock dividend.

We admit new stockholders pursuant to the Offerings at least monthly.  All subscription proceeds are held in a separate account until the subscribing investors are admitted as stockholders.  Upon admission of new stockholders, subscription proceeds are transferred to operating cash and may be utilized as consideration for investments and the payment or reimbursement of dealer manager fees, selling commissions, offering expenses and operating expenses.  Until required for such purposes, net offering proceeds are held in short-term, liquid investments.

Our common stock is not currently listed on a national exchange.  However, management anticipates by 2017 either listing the common stock on a national securities exchange or liquidating our assets.  Depending upon then prevailing market conditions, it is the intention of our management to consider beginning the process of listing (or liquidating) prior to 2013.  In the event we do not obtain listing prior to 2017, our charter requires us to begin selling our properties and liquidating our assets, unless a majority of the board of directors and a majority of the independent directors extend such date.

2.             Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates include such items as the purchase price allocation for real estate acquisitions, impairment of long-lived assets, depreciation and amortization and allowance for doubtful accounts.  Actual results could differ from those estimates.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include our accounts, the accounts of variable interest entities (“VIEs”) in which we are the primary beneficiary and the accounts of other subsidiaries over which we have control.  All inter-company transactions, balances and profits have been eliminated in consolidation.  Interests in entities acquired are evaluated based on Financial Accounting Standards Board Interpretation (“FIN”) 46R “Consolidation of Variable Interest Entities,” which requires the consolidation of VIEs in which we are deemed to be the primary beneficiary.  If the interest in the entity is determined to not be a VIE under FIN 46R, then the entities are evaluated for consolidation under the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures,” as amended by Emerging Issues Task Force (“EITF”) 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

Real Estate

Upon the acquisition of real estate properties, we allocate the purchase price of those properties to the tangible assets acquired, consisting of land, inclusive of associated rights, and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their relative fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.

Upon the completion of a business combination, we record the tangible assets acquired, consisting of land and buildings, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values in accordance with SFAS No. 141, “Business Combinations.”  Identified intangible assets consist of the fair value of above-market and below-market leases, in-place leases, in-place tenant improvements and tenant relationships.  Any amount paid in excess of the fair value of the acquired assets and liabilities is recorded as goodwill.  If the value of the assets and liabilities exceeds the total purchase price, then the resulting negative goodwill is allocated to the tangible assets acquired.

Initial valuations are subject to change until our information is finalized, which is no later than twelve months from the acquisition date.

We determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that management believes we could obtain.  Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan.

The fair value of the tangible assets acquired, consisting of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.  The value of buildings are depreciated over the estimated useful life of 25 years using the straight-line method.

We determine the value of above-market and below-market in-place leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to the determined term lease term.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the determined lease term.

The total value of identified real estate intangible assets acquired is further allocated to in-place lease values, in-place tenant improvements, in-place leasing commissions and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions is based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases includes an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on current market conditions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis.

We amortize the value of in-place leases and in-place tenant improvements to expense over the initial term of the respective leases.  The value of tenant relationship intangibles are amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and tenant relationship intangibles would be charged to expense.  The estimated remaining useful lives for acquired lease intangibles range from 7 months to 11.0 years.   Anticipated amortization associated with the acquired lease intangibles for each of the following five years ended December 31, as adjusted for discontinued operations,  is as follows (in thousands):

Lease
Year Ending	Intangibles
2008	$100,618
2009	77,357
2010	70,003
2011	52,107
2012	41,710

As of December 31, 2007 and 2006, accumulated depreciation and amortization related to our consolidated real estate properties and related lease intangibles were as follows (in thousands):

			Acquired
	Buildings and	Lease	Below-Market
2007	Improvements	Intangibles	Leases
Cost	$3,475,898	$727,872	$(198,516)
Less: depreciation and amortization	(116,746)	(100,158)	$22,927
Net	$3,359,152	$627,714	$(175,589)

			Acquired
	Buildings and	Lease	Below-Market
2006	Improvements	Intangibles	Leases
Cost	$1,680,077	$413,594	$(107,840)
Less: depreciation and amortization	(42,339)	(46,580)	9,028
Net	$1,637,738	$367,014	$(98,812)

Cash and Cash Equivalents

We consider investments in highly-liquid money market funds with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash includes subscription proceeds that are held in a separate account until the subscribing investors are admitted as stockholders.  We admit new stockholders at least monthly.  Upon acceptance of stockholders, shares of stock are issued, and we receive the subscription proceeds.  Restricted cash as of December 31, 2007 and 2006 also included approximately $120.7 million and $100.1 million, respectively, held in restricted money market accounts, as required by our lenders, for anticipated tenant expansions and improvements, property taxes and insurance for our consolidated properties.  Restricted cash at December 31, 2007 also included approximately $91.2 million held by a trustee that will be used for the purpose of paying interest and principal amounts due on the convertible debentures.  We had no restricted cash held for convertible debentures at December 31, 2006.

Accounts Receivable

Accounts receivable primarily consist of receivables from tenants of our consolidated real estate properties.  Our allowance for doubtful accounts was approximately $0.5 million and $96,000 as of December 31, 2007 and 2006, respectively.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets include prepaid directors’ and officers’ insurance, rate lock loan deposits for future borrowings to make future acquisitions, escrow deposits for the purchase of properties that we have contracted to acquire, as well as prepaid insurance and real estate taxes of properties we consolidate.

Goodwill

Goodwill consists of goodwill created in association with our purchase of all of the outstanding shares of the subsidiaries of IPC US Real Estate Investment Trust (“IPC”) through a business combination that was completed on December 12, 2007.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consists of our undivided tenant-in-common (“TIC”) interests in various office buildings located in Colorado, Minnesota, Missouri, Texas and the District of Columbia and our non-controlling 60% interest in the Wanamaker Building, located in Pennsylvania.  Consolidation of these investments is not required as they do not qualify as VIEs as defined in FIN No. 46R and do not meet the control requirement required for consolidation under SOP 78-9, as amended by EITF 04-5.

We account for these investments using the equity method of accounting in accordance with SOP 78-9, as amended by EITF 04-5.  The equity method of accounting requires these investments to be initially recorded at cost and subsequently increased (decreased) for our share of net income (loss), including eliminations for our share of inter-company transactions and reduced when distributions are received.  We use the equity method of accounting because the shared decision-making involved in these investments creates an opportunity for us to have some influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment.  Therefore, it is appropriate to include our proportionate share of the results of operations of these investments in our earnings or losses.

Impairment of Long-Lived Assets

For our consolidated properties, management monitors events and changes in circumstances indicating that the carrying amounts of the real estate assets may not be recoverable.  When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted operating cash flows expected to be generated over the life of the asset including its eventual disposition, to the carrying amount of the asset.  In the event that the carrying amount exceeds the estimated future undiscounted operating cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value.

For real estate we own through an investment in a limited partnership, joint venture, TIC interest or other similar investment structure, at each reporting date management will compare the estimated fair value of our investment to the carrying value.  An impairment charge is recorded to the extent the fair value of our investment is less than the carrying amount and the decline in value is determined to be other than a temporary decline.  There were no impairment charges during the years ended December 31, 2007, 2006 or 2005.

Deferred Financing Fees

Deferred financing fees are recorded at cost and are amortized using a straight-line method that approximates the effective interest method over the life of the related debt.  Accumulated amortization of deferred financing fees was approximately $4.2 million and $1.8 million as of December 31, 2007 and 2006, respectively.

Notes Receivable

We hold a $10.0 million mezzanine loan on the Galleria Office Towers in Houston, Texas.  This investment earns interest monthly at a rate of LIBOR plus 750 basis points.  The loan has a maturity date of December 31, 2008, with one additional one-year extension remaining.  Monthly payments of interest only are required with principal due at maturity.  As of December 31, 2007, the loan was earning interest at 12.53%.

Notes receivable includes an approximately $3.0 million mortgage loan we made related to raw land held by third parties for future development of additional office buildings at the Terrace in Austin, Texas.  We have the exclusive right of first offer to participate in the future development of the raw land.  The annual interest rate under the loan is fixed at 7.75% through the maturity date of June 21, 2013.  Initial monthly payments of interest only at a rate of 6.50% per annum are required through the maturity date.  The difference between the annual interest rate and 6.50% will be accrued and added to the principal amount annually on the anniversary date of the note.  We purchased the developed portion of the Terrace, an office park that currently includes four buildings, in June 2006 from parties related to the borrower of this mortgage loan.

Convertible Debentures

As part of our acquisition of the subsidiaries of IPC, we assumed a liability for convertible debentures that had not been converted as of the date of the acquisition.  We also received an equal amount of restricted cash which is held by a trustee in the form of cash and short-term U.S. treasury bills.  The restricted cash will be used by the trustee for the purpose of paying interest and principal amounts due on the debentures as well as for the payment of any future conversions as required by the original indenture agreements.

Asset Retirement Obligations

We record the fair value of any conditional asset retirement obligations in accordance with FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” if they can be reasonably estimated.  As part of the anticipated renovation of acquired properties, we will incur future costs for the abatement of regulated materials, primarily asbestos-containing materials, as required under environmental regulations.  Our estimate of the fair value of the liabilities is based on future anticipated costs to be incurred for the legal removal or remediation of the regulated materials.  As of     December 31, 2007 and 2006, the balance of our asset retirement obligation is approximately $12.6 million and $0.5 million, respectively, and is included in other liabilities.

Revenue Recognition

We recognize rental income generated from all leases on real estate assets that we consolidate on a straight-line basis over the terms of the respective leases, including the effect of rent holidays, if any.  The total net increase to rental revenues due to straight-line rent adjustments for the years ended December 31, 2007, 2006 and 2005 was approximately $21.9 million, $6.7 million and $1.1 million, respectively.  As discussed above, our rental revenue also includes amortization of above- and below-market leases.  Revenues relating to lease termination fees are recognized at the time that a tenant’s right to occupy the leased space is terminated and we have satisfied all obligations under the agreement.

Offering Costs

Our advisor funds certain organization and offering costs on our behalf.  We are required to reimburse our advisor for such organization and offering costs up to 1.5% of the cumulative capital raised in the Current Offering. Our advisor received up to 2.5% and 2.0% of gross offering proceeds for reimbursement of organization and offering expenses incurred in connection with the Initial Offering and the Second Offering, respectively.  Organization and offering costs include items such as legal and accounting fees, marketing, promotional and printing costs.  All offering costs are recorded as an offset to additional paid-in capital, and all organization costs are recorded as an expense at the time we become liable for the payment of these amounts.

Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and have qualified as a REIT since the year ended December 31, 2004.  To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders.  As a REIT, we generally will not be subject to federal income tax at the corporate level.  We are organized and operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

We acquired the subsidiaries of IPC on December 12, 2007 and intend to make an election for IPC (US), Inc. to be taxed as a REIT for federal income tax purposes for the tax year ending December 31, 2008.   We believe IPC (US), Inc. is organized and operates in a manner to qualify for this election.  Prior to acquisition, IPC (US), Inc. was a taxable C-Corporation, and for the year ended December 31, 2007, IPC (US), Inc. will be treated as a taxable REIT subsidiary of the company for federal income tax purposes.  We believe we can recover the cost of our investment in the subsidiaries of IPC without ultimately incurring a tax liability attributable to any underlying difference between the tax basis of the acquired assets and the financial reporting basis as a result of applying fair value in purchase accounting.  Accordingly, we have not recorded an income tax provision, or deferred taxes, except for the net operating loss carry-forward and other deferred tax liabilities discussed below, with respect to IPC.

On December 31, 2001, the IRS released revised temporary and proposed regulations concerning the treatment of net built-in gain of C-corporation assets that become assets of a REIT in a carryover basis transaction. The regulations generally require the C-corporation to recognize gain and be subject to corporate-level tax as if it had sold all the assets transferred at fair market value. In lieu of this treatment, the regulations permit the REIT to elect to be subject to the rules of Section 1374 of the Code. These rules generally subject the REIT to the maximum corporate-level tax rate on these built-in gains if recognized from the sale of the acquired assets within ten years of the transaction.  We have determined that the regulations are applicable to the assets held by IPC (US), Inc. and subsidiaries and have elected to be subject to the rules of Section 1374 of the Code for any built-in gain recognized within ten years of the acquisition of IPC (US), Inc. and subsidiaries.  However, we do not intend to dispose of any of the assets subject to this built-in gain in a manner that would trigger the tax liability.

Post acquisition net operating losses (“NOL”) do not reduce the built-in gain subject to the Section 1374 tax.  However, any NOL carryovers that existed within IPC (US), Inc. and subsidiaries at the time of acquisition are generally available for future use and can offset any realized built-in gain subject to tax.  As of December 31, 2007, IPC (US), Inc. and subsidiaries had approximately $52 million of federal and state NOL carryovers, and the deferred tax assets associated with the NOL carryovers is approximately $21 million at December 31, 2007.  Based on our expectation to elect REIT status for IPC (US), Inc. in 2008 and not to recognize any built-in gain during the ten year period after the IPC acquisition, a valuation allowance has been established for approximately $21 million, as we do not expect to realize the acquired NOL carryover deferred tax asset.  The NOL carry-forwards will begin to expire in 2023.  In addition, at December 31, 2007, we have deferred tax liabilities of approximately $3.9 million related to various state taxing jurisdictions.

We have reviewed our tax positions under FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”).  FIN 48 clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions.  The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return.  A tax position may only be recognized in the financial statements if it is more likely than not that the tax position will be sustained upon examination.  We believe it is more likely than not that our tax positions related to our status as a REIT will be sustained in any tax examinations.  In addition, we believe that it is more likely than not that our tax positions related to the taxable REIT subsidiaries will be sustained in any tax examinations.

On May 18, 2006, the State of Texas enacted a new law which replaced the then-current state franchise tax with a “margin tax.”  In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as REITs.  For the year ended December 31, 2007, we recognized a current and deferred provision of approximately $0.6 million related to the Texas margin tax.  Also, a current tax obligation of approximately $0.5 million has been recorded at December 31, 2007 in association with this tax.

Stock Based Compensation

We have a stock-based incentive award plan for our directors and consultants and for employees, directors and consultants of our affiliates.  We account for this plan under the modified prospective method of Financial Accounting Standards Board (“FASB”) SFAS No. 123R, “Share-Based Payment.” In the modified prospective method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS No. 123R, prior period amounts were not restated. SFAS No. 123R also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Consolidated Statements of Cash Flows, rather than as operating cash flows as required under previous regulations. For the year ended December 31, 2007, we had no significant compensation cost related to these stock options.

Concentration of Credit Risk

At December 31, 2007, we had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels.  We regularly monitor the financial stability of these financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Minority Interest

We hold a direct or indirect majority interest in certain real estate partnerships and thus, consolidate the accounts with and into our accounts.  Minority interest in partnerships represents the third-party partners’ proportionate share of the equity in consolidated real estate partnerships.  Income and losses are allocated to minority interest holders based on their weighted average percentage ownership during the year.

Minority interest also includes units of limited partnership interests issued by Behringer OP to third parties.  In conjunction with the July 28, 2005 acquisition of Buena Vista Plaza, 393,260 units of limited partnership interests in Behringer OP were issued at $8.90 per unit.  At December 31, 2007 and 2006, Behringer OP had 432,586 units of limited partnership interest outstanding with third parties, after giving effect to the 10% stock dividend issued October 1, 2005.  These units of limited partnership interest are convertible into an equal number of shares of our common stock.

Earnings per Share

Earnings per share is calculated based on the weighted average number of common shares outstanding during each period.  As of December 31, 2007, we had options to purchase 55,500 shares of common stock outstanding at a weighted average exercise price of $9.13 and warrants to purchase 750,937 shares of common stock outstanding from the Initial Offering at $10.91 per share which were issued for the benefit of participating individual broker-dealers, each adjusted for the 10% stock dividend issued October 1, 2005 if issued prior to September 30, 2005.  At December 31, 2007, Behringer OP had 432,586 units of limited partnership interest outstanding with third parties, after giving effect to the 10% stock dividend issued October 1, 2005.  These units of limited partnership interest are convertible into an equal number of shares of our common stock.  The weighted average shares and earnings per share for all periods presented in this report reflect the effects of the stock dividend.  These options, warrants and units of limited partnership interest are excluded from the calculation of earnings per share for all periods presented in this report because the effect would be anti-dilutive.

Reportable Segments

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments.  Our current business consists of owning, managing, operating, leasing, acquiring, developing, investing in and disposing of real estate assets.  All of our consolidated revenues are from our consolidated real estate properties.  Our chief operating decision maker evaluates operating performance on an individual property level and views all of our real estate assets as one industry segment, and, accordingly, all of our properties are aggregated into one reportable segment.

3.             New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements.  SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  We are in the process of determining the effect the adoption of SFAS 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates.  A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  We have not elected the fair value measurement option for any financial assets or liabilities at the present time.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  This Statement replaces SFAS No. 141 “Business Combinations” but retains the fundamental requirement that the acquisition method of accounting, or purchase method, be used for all business combinations and for an acquirer to be identified for each business combination.  This Statement is broader in scope than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. SFAS 141R applies the same method of accounting (the acquisition method) to all transactions and other events in which one entity obtains control over one or more other businesses.  This Statement also makes certain other modifications to Statement 141, including a broader definition of a business and the requirement that acquisition related costs are expensed as incurred.  This statement applies to business combinations occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not allowed.  We are currently assessing the effect SFAS No. 141(R) may have on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.”  The objective of FASB No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of FASB No. 141(R).  This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements.  The presentation and disclosure requirements shall be applied retrospectively for all periods presented.

4.             Acquisitions

 Real Estate Asset Acquisitions

The following table provides a summary of the real estate assets we acquired during the fiscal year ended December 31, 2007:

			Approximate Rentable		Approximate Purchase Price
		Date	Square Footage	Encumbrances	(including closing costs)
Property Name	Location	acquired	(unaudited)	(in millions)	(in millions)
Centreport Office Center	Ft. Worth, TX	06/14/07	133,000	$—	$18.9
200 South Wacker	Chicago, IL	11/01/07	755,000	95.5	160.1
One Financial Place	Chicago, IL	11/01/07	1,036,000	188.6	325.0
10 & 120 South Riverside	Chicago, IL	11/01/07	1,411,000	225.0	371.4
111 Woodcrest	Cherry Hill, NJ	11/20/07	53,000	—	6.7
			3,388,000	$509.1	$882.1

 Business Combination

On December 12, 2007, we completed the purchase of the subsidiaries of IPC, which includes a portfolio of interests in 34 office properties, comprising a total of approximately 9.6 million square feet of rentable space.  The acquisition diversifies our portfolio from a geographic prospective.  The total purchase price of this acquisition was approximately $1.4 billion.  The acquisition was funded with approximately $363.8 million of cash, approximately $739.8 million of assumed debt and borrowings of approximately $340.0 million under a secured credit facility.

The acquired intangible assets and liabilities are amortized over the terms of the acquired leases or remaining lives of the assumed mortgages.  The estimated weighted average remaining terms of the acquired leases is approximately 5.8 years and the estimated weighted average remaining lives of the assumed loans is approximately 7.1 years.  We are in the process of finalizing the allocation, which is subject to change until our information is finalized, no later than twelve months from the acquisition date.

The following summary provides the initial allocation of assets and liabilities of the subsidiaries of IPC as of the date of acquisition (in thousands).

Allocation
Land	$168,860
Buildings	1,026,395
Lease intangibles	186,487
Cash	14,706
Restricted cash	127,770
Other assets	26,162
Goodwill	19,922
Notes receivable	10,844
Investment in unconsolidated entities	54,081
Liabilities assumed	(916,076)
Minority interest	(15,324)
Net assets acquired	$703,827

The following is a summary of the properties of the IPC subsidiaries we acquired:

			Approximate Rentable
		Percentage	Square Footage
Property Name	Location	ownership	(unaudited)
Wanamaker Building	Philadelphia, PA	60%	1,390,000
1650 Arch Street	Philadelphia, PA	90%	553,000
United Plaza	Philadelphia, PA	100%	617,000
11 Stanwix Street (1)	Pittsburg, PA	100%	428,000
One Oxmoor Place	Louisville, KY	100%	135,000
Hurstbourne Place	Louisville, KY	100%	235,000
Hurstbourne Park	Louisville, KY	100%	104,000
Hurstbourne Plaza	Louisville, KY	100%	94,000
Forum Office Park	Louisville, KY	100%	328,000
Lakeview	Louisville, KY	100%	76,000
Steeplechase Place	Louisville, KY	100%	77,000
Huntington	Louisville, KY	100%	62,000
Executive Park	Louisville, KY	100%	109,000
Energy Centre	New Orleans, LA	88%	757,000
Bank of America Plaza-NV	Las Vegas, NV	100%	256,000
KeyBank Center	Cleveland, OH	100%	478,000
Edgewater Plaza	Staten Island, NY	100%	252,000
Tice Building	Woodcliff Lake, NJ	100%	120,000
222 Bloomingdale Road	White Plains, NY	100%	140,000
Fifth Third Center - Columbus	Columbus, OH	100%	331,000
City Center	St. Petersburg, FL	100%	242,000
Eisenhower Blvd	Tampa, FL	100%	130,000
Royal Carribean Center	Miramar, FL	86%	129,000
DeVry Institute	Miramar, FL	86%	94,000
Crescent Center	Memphis, TN	100%	336,000
Metro Center	Nashville, TN	100%	361,000
Loop Central	Houston, TX	100%	575,000
Epic Center	Wichita, KS	100%	289,000
One Brittany Place	Wichita, KS	100%	58,000
Two Brittany Place	Wichita, KS	100%	58,000
City Hall Place	Manchester, NH	100%	210,000
801 Thompson	Rockville, MD	100%	51,000
One & Two Chestnut Place	Worchester, MA	100%	218,000
500 East Pratt	Baltimore, MD	100%	280,000
			9,573,000

(1) On June 5, 2008, we transferred 11 Stanwix Street to the lender associated with this property and this property is reported as part of discontinued operations.

Our Consolidated Statements of Operations include the operations of the subsidiaries of IPC for the period from December 12, 2007 (the date of acquisition) through December 31, 2007.  The following summary presents the results of operations (in thousands) for the years ended December 31, 2007 and 2006, on an unaudited pro forma basis, as if the transaction had occurred as of January 1 of the respective years.  The proforma results are for illustrative purposes only and do not purport to be indicative of the actual results that would have occurred had the transaction occurred on January 1 of the respective years, nor are they indicative of results of operations that may occur in the future.

	2007	2006
Total revenue	$560,576	$544,688
Total expenses	(724,411)	(708,170)
Interest income	25,524	4,954
Gain on sale of assets	44	66,514
(Benefit)/provision for income taxes	686	(4,166)
Minority interest	(2,851)	(4,399)
Equity in earnings (losses) of investments	(1,139)	11,130
Income (loss) from discontinued operations	1,927	(108)
Net loss	$(139,644)	$(89,557)

Basic and diluted weighted average shares outstanding	171,544	147,549

Basic and diluted loss per share	$(0.81)	$(0.61)

5.             Investments in Unconsolidated Entities

The following is a summary of our investments in unconsolidated entities as of December 31, 2007 and 2006 (in thousands):

	2007	2006	2007	2006
	ownership	ownership	Carrying Value	Carrying Value
Property Name	Interest	Interest	of Investment	of Investment
Minnesota Center	93.07%	93.07%	$41,144	$42,405
Enclave on the Lake	36.31%	36.31%	8,598	9,196
St. Louis Place	35.71%	35.71%	10,613	10,984
Colorado Building	95.20%	81.49%	43,763	37,831
Travis Tower	60.43%	60.43%	31,295	32,510
Alamo Plaza	33.93%	30.58%	13,527	12,695
Wanamaker Building	60.00%	—	54,272	—
Total			$203,212	$145,621

Our investments in unconsolidated entities as of December 31, 2007 and 2006 consisted of our proportionate share of the combined assets and liabilities of our investment properties as follows (in thousands):

	2007	2006
Land	$79,423	$33,380
Buildings, net	259,382	166,589
Lease intangibles, net	52,039	27,498
Cash and cash equivalents	12,650	3,783
Restricted cash	18,850	15,286
Accounts receivable and other assets	7,621	3,825
Total assets	$429,965	$250,361

Notes payable (1)	$81,772	$—
Acquired below market lease intangibles, net	13,854	2,983
Other liabilities	12,264	5,668
Total liabilities	107,890	8,651

Equity	322,075	241,710
Total liabilities and equity	$429,965	$250,361

(1) This amount represents the notes payable for the Wanamaker Building only.  Each of the TIC investors, including us, is a borrower under the TIC notes payable.  Our portion of the TIC notes payable was approximately $99.4 million and approximately $95.4 million at December 31, 2007 and 2006, respectively and is reflected in the consolidated notes payable on our balance sheet.

In 2007, we recorded approximately $5.1 million of equity in earnings and approximately $10.9 million of distributions from our investments in unconsolidated entities.  During 2007, we increased our TIC interest in two of our TIC properties and we acquired a 60% non-controlling interest in the Wanamaker Building, as part of our acquisition of the subsidiaries of IPC in December 2007.  During 2006, we increased our ownership in two of our TIC properties and we acquired all of the remaining TIC interests in the Pratt Building, and since December 31, 2006, the Pratt Building was our wholly-owned consolidated property.  Our equity in earnings from these investments is our proportionate share of the combined earnings of our unconsolidated properties for the years ended December 31, 2007, 2006 and 2005 as follows (in thousands):

	2007	2006	2005
Revenue	$41,223	$46,941	$42,584

Operating expenses:
Operating expenses	11,512	13,227	11,867
Property taxes	5,493	5,870	5,249
Total operating expenses	17,005	19,097	17,116
Operating income	24,218	27,844	25,468

Non-operating (income) expenses:
Depreciation and amortization	14,986	18,486	18,823
(Interest income)/interest expense and bank fees, net	373	(368)	(156)
Total non-operating expenses	15,359	18,118	18,667

Net income	$8,859	$9,726	$6,801
Company’s share of net income	$5,117	$4,804	$3,115
Company’s share of total distributions	$10,929	$11,030	$10,371

6.                                      Minority Interest

As part of our acquisition of the subsidiaries of IPC, we acquired majority interest in certain real estate partnerships and thus, consolidate the accounts with and into our accounts.  Minority interest in partnerships represents the third-party partners’ proportionate share of the equity in consolidated real estate partnerships.  Income and losses are allocated to minority interest holders based on their weighted average percentage ownership during the year.

Minority interest also includes units of limited partnership interests issued by Behringer OP to third parties.  In conjunction with the July 28, 2005 acquisition of Buena Vista Plaza, 393,260 units of limited partnership interests in Behringer OP were issued at $8.90 per unit.  At December 31, 2007 and 2006, Behringer OP had 432,586 units of limited partnership interest outstanding with third parties, after giving effect to the 10% stock dividend issued October 1, 2005.  These units of limited partnership interest are convertible into an equal number of shares of our common stock.

The following table is a summary of our minority interest investments (in thousands):

	Year ended December 31,
	2007	2006
Non-controlling interests	$15,267	$—
Limited partnership units	2,782	3,072
	$18,049	$3,072

7.                                      Capitalized Costs

We capitalize interest, property taxes, insurance and construction costs on our real estate properties under development, which include the development of a new building at Eldridge Place in Houston, Texas and the development of a parking facility at our Burnett Plaza property in Ft. Worth, Texas.  For the year ended December 31, 2007, we capitalized a total of approximately $7.0 million in costs associated with real estate under development, including approximately $0.3 million in interest for real estate under development.

8.                                      Leasing Activity

Future minimum base rental payments due to us under non-cancelable leases in effect as of December 31, 2007, for properties we consolidate are as follows (in thousands):

2008	$373,696
2009	345,705
2010	315,249
2011	262,532
2012	222,897
Thereafter	742,625
Total	$2,262,704

9.                                      Derivative Instruments and Hedging Activities

We account for our derivatives and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted.  In December 2007, we entered into two interest rate swap agreements associated with our credit facility.  For the year ended December 31, 2007, we recognized a comprehensive loss of approximately $1.4 million to adjust the carrying amount of these interest rate swaps to fair value at December 31, 2007.

We may be exposed to the risk associated with variability of interest rates that might impact our cash flows and our results of operations.  The hedging strategy, therefore, is to eliminate or reduce, to the extent possible, the volatility of cash flows.  During 2007, the swap agreement reduced interest expense by approximately $0.1 million.  The following table summarizes the notional value and fair value of our derivative financial instrument as of December 31, 2007.  The notional value provides an indication of the extent of our involvement in this instrument at December 31, 2007, but does not represent exposure to credit, interest rate, or market risks (in thousands).

		Interest Swap Pay Rate	Interest Swap Receive Rate
Hedge Type	Notional Value			Maturity	Fair Value
Interest rate swap - cash flow	$100,000	3.9925%	30-day LIBOR	December 13, 2010	$(614)
Interest rate swap - cash flow	$100,000	3.9925%	30-day LIBOR	December 13, 2010	$(614)

Over time the unrealized loss held in accumulated other comprehensive income related to certain cash flow hedges will be reclassified to earnings, of which approximately $26,000 is expected to be reclassified in 2008.  No amounts were reclassified to earnings for the year ended December 31, 2007.  This reclassification will correlate with the recognition of the hedged interest payment in earnings.  There was no hedge ineffectiveness during the year ended December 31, 2007.

10.                               Notes Payable

Our notes payable has increased to approximately $3.2 billion at December 31, 2007 from approximately $1.6 billion at December 31, 2006 as a result of borrowings and assumptions of debt related to our property acquisitions, as well as the credit facility we entered into in December 2007.  Each of our mortgage loans is collateralized by one or more of our properties.  At December 31, 2007, our notes payable interest rates range from 5.02% to 8.33%, with a weighted average interest rate of approximately 5.73%.  Of our approximately $3.2 billion in notes payable at December 31, 2007, approximately $143.0 million represented debt subject to variable interest rates.  At December 31, 2007, our notes payable have maturity dates that range from July 2009 to October 2030.  Our loan agreements generally stipulate that we comply with certain reporting and financial covenants.  These covenants include among other things, notifying the lender of any change in management and maintaining minimum debt service coverage ratios.  At December 31, 2007 and 2006, we were in compliance with each of the debt covenants under our loan agreements.  As of February 1, 2008 we were in default on an approximately $28.5 million loan agreement related to failure to make certain escrow payments on a loan assumed as part of our acquisition of the subsidiaries of IPC.  On March 19, 2008, in connection with a planned transfer of the associated asset, we entered into an amendment to the loan agreement under which the lender has agreed not to accelerate the loan.

The following table summarizes our notes payable as of December 31, 2007 and reflects the 2008 payment of debt related to properties sold or disposed of in 2008 and reported as discontinued operations (in thousands):

Principal payments due in:
2008	$59,157
2009	31,988
2010	412,593
2011	570,138
2012	127,634
Thereafter	1,997,238
unamortized discount	(605)
Total	$3,198,143

11.                               Convertible Debentures

As of December 31, 2007, we had a liability for convertible debentures of approximately $91.2 million.  The balance reflects the liability assumed in the acquisition of the subsidiaries of IPC for the convertible debentures that had not been converted prior to the acquisition. We have restricted cash on our balance sheet that is held by a trustee in the form of cash and short-term U.S. treasury bills that will be used by the trustee for the purpose of paying interest and principal amounts due on the debentures as well as for the payment of any future conversions as required by the original indenture agreements. The convertible debentures are convertible at the option of the holder at a conversion price of $9.75 per unit.

12.                               Stockholders’ Equity

Capitalization

As of December 31, 2007, we had 205,562,785 shares of our common stock outstanding, including the effect of distribution reinvestments, redemptions, and 22,000 shares issued to Behringer Harvard Holdings and shares issued on October 1, 2005 pursuant to a 10% stock dividend.  On May 11, 2005, our Board of Directors declared a special 10% stock dividend for holders on record as of September 30, 2005 to be issued on October 1, 2005.  The weighted average shares and earnings per share for each period presented in this report reflect the effects of the stock dividend. As of December 31, 2006, we had 121,884,470 shares of our common stock outstanding, including 22,000 shares owned by Behringer Harvard Holdings and the 10% stock divided issued in 2005.  As of December 31, 2007 and 2006, we had no shares of preferred stock issued and outstanding.  As of December 31, 2007, options to purchase 55,500 shares of common stock were outstanding and none had been exercised. As of December 31, 2006, options to purchase 40,500 shares of common stock were outstanding.  As of December 31, 2007 and 2006, warrants to purchase 750,937 shares from the Initial Offering had been issued for the benefit of participating individual broker-dealers.  In conjunction with the July 28, 2005 acquisition of Buena Vista Plaza, 393,260 units of limited partnership interests in Behringer OP were issued at $8.90 per unit.  As of December 31, 2007 and 2006, 432,586 units of limited partnership interests in Behringer OP had been issued, which includes the 10% stock dividend issued October 1, 2005.  These limited partnership interests are convertible into an equal number of shares of our common stock.  We sold 1,000 shares of our convertible stock to Behringer Advisors for $1,000 on March 22, 2006.  Pursuant to its terms, the convertible stock is convertible into shares of our common stock with a value equal to 15% of the amount by which (1) our enterprise value, including the total amount of distributions paid to our stockholders, exceeds (2) the sum of the aggregate capital invested by stockholders plus a 9% cumulative, non-compounded, annual return on such capital.

Distributions

We initiated the payment of monthly distributions in November 2003 in the amount of a 7% annualized rate of return, based on an investment in our common stock of $10.00 per share and calculated on a daily record basis of $0.0019178 per share.  Since August 2007, the declared distributions has been equal to a daily amount of $.0017260 per share of common stock, which is equivalent to an annual distribution rate of 6.3% assuming the share was purchased for $10.00.

We have a distribution reinvestment plan (“DRIP”) whereby stockholders may elect to reinvest any cash distribution in additional shares of common stock.  We record all distributions when declared, except that the stock issued through the DRIP is recorded when the shares are actually issued.  In both 2007 and 2006, approximately $0.3 million of distributions declared in connection with our limited partnership units are recorded as a reduction to minority interest.  Of the amounts distributed by us in 2007, approximately 82.5% represented a return of capital and 17.5% were distributions from the taxable earnings of real estate operations.  The following are the distributions declared during the years ended December 31, 2007 and 2006 (in thousands):

	Total	Cash	DRIP
2007
4th Quarter	$31,982	$15,259	$16,723
3rd Quarter	31,122	15,123	15,999
2nd Quarter	28,788	14,305	14,483
1st Quarter	22,918	11,607	11,311
Total	$114,810	$56,294	$58,516

2006
4th Quarter	$19,726	$9,989	$9,737
3rd Quarter	16,690	8,409	8,281
2nd Quarter	14,339	7,143	7,196
1st Quarter	12,461	6,201	6,260
Total	$63,216	$31,742	$31,474

Share Redemption Program

Our board of directors has authorized a share redemption program for investors who hold their shares for more than one year.  The purchase price for the redeemed shares is set forth in the prospectus for our Current Offering of common stock as supplemented from time to time.  Our board of directors reserves the right in its sole discretion at any time, and from time to time, to (1) waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder or other exigent circumstances, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) terminate, suspend or amend the share redemption program.  Under the terms of the plan, during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption.  In addition, our board of directors will determine whether we have sufficient cash from operations to repurchase shares, and such purchases will generally be limited to proceeds of our distribution reinvestment plan plus 1% of operating cash flow for the previous fiscal year.  We redeemed approximately 2.3 million shares for approximately $20.0 million in the year ended December 31, 2007; we redeemed approximately 680,000 shares for approximately $5.9 million in the year ended December 31, 2006; and we redeemed approximately 150,000 shares for approximately $1.4 million in the year ended December 31, 2005.

13.                               Stock Plans

Our stockholders have approved and adopted the 2005 Incentive Award Plan, which allows for equity-based incentive awards to be granted to our directors and consultants and employees, directors and consultants of our affiliates.  The 2005 Incentive Award Plan replaced the Non-Employee Director Stock Option Plan, the Non-Employee Director Warrant Plan and the 2002 Employee Stock Option Plan, each of which was terminated upon the approval of the 2005 Incentive Award Plan.  As of December 31, 2007, we had options to purchase 55,500 shares of common stock outstanding at a weighted average exercise price of $9.13.  These options vest over one year from the date granted and have a maximum term of ten years.  All of these options were anti-dilutive for the years ended December 31, 2007, 2006 and 2005.

14.                               Related Party Transactions

Our advisor and certain of its affiliates received fees and compensation in connection with our Offerings, and in connection with the acquisition, management and sale of our assets.

Behringer Securities LP (“Behringer Securities”), an affiliate of our advisor, serves as the dealer manager for the Offerings and receives commissions of up to 7% of gross offering proceeds (1% for sales under our DRIP) before reallowance of commissions earned by participating broker-dealers.  In connection with the Current Offering, up to 2.5% of gross proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee; except that no dealer manager fee is paid on purchases made pursuant to our DRIP.  In connection with the Initial Offering and the Second Offering, up to 2.5% and 2.0%, respectively, of gross proceeds before reallowance to participating broker-dealers were paid to Behringer Securities as a dealer manager fee; except that no dealer manager fee was paid on purchases made pursuant to our DRIP.  In the Current Offering, Behringer Securities reallows all of its commissions to participating broker-dealers and reallows a portion of its dealer manager fee of up to 2.0% of the gross offering proceeds to be paid to such participating broker-dealers; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, bona fide training and educational meetings and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs and other expenses from third parties.  In the year ended    December 31, 2007, Behringer Securities’ commissions and dealer manager fees totaled approximately $54.8 million and approximately $20.0 million, respectively, and were recorded as a reduction of additional paid-in capital.  In the year ended December 31, 2006, Behringer Securities’ commissions and dealer manager fees totaled approximately $34.8 million and approximately $10.9 million, respectively, and were recorded as a reduction of additional paid-in capital.

Our advisor, Behringer Advisors, or its affiliates, receives up to 1.5% of gross offering proceeds for reimbursement of offering expenses incurred in connection with the Current Offering; except that no offering expenses are reimbursed with respect to purchases made pursuant to our DRIP.  Reimbursement of offering expenses incurred in connection with the Initial Offering and Second Offering were made at the rate of 2.5% and 2% of gross offering proceeds, respectively; except that no offering expenses were reimbursed with respect to purchases made pursuant to our DRIP.  Approximately $12.0 million and $9.5 million of offering expenses were reimbursable by us and were recorded as a reduction of additional paid-in capital for the years ended December 31, 2007 and 2006, respectively.  Behringer Advisors or its affiliates determines the amount of offering expenses owed based on specific invoice identification as well as an allocation of costs to us and other Behringer Harvard programs, based on respective equity offering results of those entities in offering.

In connection with the Initial Offering and for acquisitions made prior to February 11, 2005, Behringer Advisors or its affiliates also received acquisition and advisory fees of up to 3% of the contract purchase price of each asset for the acquisition, development or construction of real property or, with respect to any mortgage loan, up to 3% of the funds advanced for the purchase or making of a mortgage loan.  In connection with the Second Offering and Current Offering, Behringer Advisors or its affiliates receive acquisition and advisory fees of up to 2.5% of (1) the purchase price of real estate investments acquired directly by us, including any debt attributable to these investments, or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Advisors or its affiliates also receive up to 0.5% of the contract purchase price of the real estate assets we acquire or, with respect to the making or purchase of a mortgage loan up to 0.5% of the funds advanced, for reimbursement of expenses related to making investments.  Behringer Advisors received approximately $67.5 million and $46.6 million in acquisition and advisory fees and expenses for the investments we acquired for the years ended December 31, 2007 and 2006, respectively.  We capitalize these fees as part of our real estate, goodwill or investments in unconsolidated entities.

We have paid and expect to pay in the future HPT Management Services LP (“HPT Management”), our property manager and an affiliate of our advisor, fees for the management and leasing of our properties, which may be subcontracted to unaffiliated third parties.  We expect these fees to equal 3% of gross revenues of the respective property, plus leasing commissions based upon the customary leasing commission applicable to the geographic location of the respective property.  In the event that we contract directly with a non-affiliated third party property manager in respect of a property, we will pay HPT Management an oversight fee equal to 1% of gross revenues of the property managed.  In no event will we pay both a property management fee and an oversight fee to HPT Management with respect to any particular property.  We incurred and expensed fees of approximately $8.5 million, $4.3 million and $1.5 million in the years ended December 31, 2007, 2006, and 2005 respectively, for the services provided by HPT Management in connection with our real estate and TIC investments.  Property management fees associated with our sold or disposed of properties are classified in discontinued operations.

In connection with the Initial Offering, we paid Behringer Advisors an annual asset management fee of 0.5% of aggregate asset value for periods prior to March 2005.  Any portion of the asset management fee may be deferred and paid in a subsequent year.  In connection with the Second Offering and the Current Offering, depending on the nature of the asset at the time the fee is incurred, we pay Behringer Advisors an annual asset management fee of either (1) 0.6% of aggregate asset value for operating assets or (2) 0.6% of total contract purchase price plus budget improvement costs for development or redevelopment assets (each fee payable monthly in an amount equal to one-twelfth of 0.6% of such total amount as of the date it is determinable).  In the year ended December 31, 2007 we incurred and expensed approximately $13.6 million of asset management fees.  In the year ended December 31, 2006, we incurred and expensed approximately $5.1 million of asset management fees.  Asset management fees of approximately $1.0 million and $2.7 million were waived for the years ended December 31, 2007 and 2006, respectively.  In the year ended December 31, 2005 we incurred and expensed approximately $1.9 million of asset management fees.  Asset management fees associated with our sold or disposed of properties are classified in discontinued operations.

We pay Behringer Advisors or its affiliates a debt financing fee equal to 1% of the amount available under any debt made available to us.  We incurred approximately $17.8 million and $11.1 million of such debt financing fees for the years ended December 31, 2007 and 2006, respectively.

Behringer Advisors or its affiliates is also paid fees if the advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more properties.  In such event, we will pay the advisor an amount not exceeding the lesser of: (A) one-half of the aggregate brokerage commission paid (including the subordinated disposition fee) or if none is paid, the amount that customarily would be paid, or (B) (1) 3% of the sales price of each property sold, or (2) in the case of the sale of any asset other than real property, 3% of the sales price of such assets.  This fee will not be earned or paid unless and until the investors have received total distributions (excluding the 10% stock dividend) in an amount equal to or greater than the sum of the aggregate capital contributions by investors plus a 9% annual, cumulative, non-compounded, return on such capital contributions.  Subordinated disposition fees that are not payable at the date of sale, because investors have not yet received their required minimum distributions, will be deferred and paid at such time as these subordination conditions have been satisfied.  In addition, after investors have received a return of their capital contributions and a 9% annual, cumulative, non-compounded return, then Behringer Advisors is entitled to 15% of remaining net sales proceeds.  Subordinated participation in net sales proceeds that are not payable at the date of sale, because investors have not yet received their required minimum distribution, will be deferred and paid at such time as the subordination conditions have been satisfied.  The subordinated participation in net sales proceeds will be reduced or eliminated upon the determination of the number of shares of common stock issuable upon conversion of our convertible stock.

Upon listing of our common stock on a national securities exchange, a listing fee will be paid to Behringer Advisors equal to 15% of the amount by which the market value of our outstanding stock plus distributions we paid prior to listing exceeds the sum of (1) the total amount of capital raised from investors and (2) a 9% annual, cumulative, non-compounded return to investors on their capital contributions.  The subordinated listing fee will be reduced or eliminated upon the determination of the number of shares of common stock issuable upon conversion of our convertible stock.  Upon termination of the Advisory Agreement with Behringer Advisors, a performance fee will be paid to Behringer Advisors of 15% of the amount by which our appraised asset value at the time of such termination exceeds the aggregate capital contributions contributed by investors plus payment to investors of a 9% annual, cumulative, non-compounded return on the capital contributed by investors.  Persons independent of us and independent of our advisor will perform such appraisal of our asset value.  No performance fee will be paid if we have already paid or become obligated to pay Behringer Advisors a listing fee.  The subordinated performance fee will be reduced or eliminated upon the determination of the number of shares of common stock issuable upon conversion of our convertible stock.

We will reimburse Behringer Advisors for all expenses it pays or incurs in connection with the services it provides to us, subject to the limitation that we will not reimburse for any amount by which the advisor’s operating expenses (including the asset management fee) at the end of the four fiscal quarters immediately preceding the date reimbursement is sought exceeds the greater of: (1) 2% of our average invested assets, or (2) 25% of our net income for that four quarter period other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and any gain from the sale of our assets for that period.

At December 31, 2007, we had a payable to related parties of approximately $8.2 million.  This balance consists primarily of offering costs payable to Behringer Advisors and management fees payable to HPT Management.  At December 31, 2007, we had a receivable from related parties of approximately $1.0 million.  This balance consists primarily of reimbursements due from HPT Management.  At December 31, 2006, we had a payable to related parties of approximately $2.1 million.  This balance consisted primarily of management fees payable to HPT Management and commissions payable to Behringer Securities.

We are dependent on Behringer Advisors, Behringer Securities and HPT Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

15.                               Commitments and Contingencies

As of December 31, 2007, we had commitments of approximately $28.7 million for future tenant improvements and lease incentives.

We have a land purchase agreement for our One Oxmoor Place property located in Louisville, Kentucky under which we pay annual rental payments of approximately $0.3 million.  We are committed to purchase the land for approximately $5.4 million on or before December 31, 2008.   This liability is included in our other liabilities at December 31, 2007.

16.                               Fair Value Disclosure of Financial Instruments

We determined the following disclosure of estimated fair values using available market information and appropriate valuation methodologies.  However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

As of December 31, 2007 and 2006, management estimated the carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities and distributions payable were at amounts that reasonably approximated their fair value based on their highly-liquid nature and/or short-term maturities.  The carrying value of our notes receivable reasonably approximates fair value based on expected interest rates for notes to similar borrowers with similar terms and remaining maturities.

The notes payable totaling approximately $3.2 billion as of December 31, 2007 have a fair value of approximately $3.1 billion based upon interest rates for notes with similar terms and remaining maturities that management believes we could obtain.  The notes payable totaling approximately $1.6 billion as of December 31, 2006 had a fair value approximately an equal amount based upon interest rates for notes with similar terms and remaining maturities that management believes could have been obtained as of that date.

The fair value estimate presented herein is based on information available to our management as of December 31, 2007 and 2006. Although our management is not aware of any factors that would significantly affect the estimated fair value amount, such amount has not been comprehensively revalued for purposes of these consolidated financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

17.                               Supplemental Cash Flow Information

                                                Supplemental cash flow information is summarized below for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Interest paid, net of amounts capitalized	$94,158	$44,163	$11,998

Non-cash investing activities:
Property and equipment additions in accrued liabilities	$3,742	$3,075	$700

Non-cash financing activities:
Common stock issued in distribution reinvestment plan	$56,283	$29,786	$11,007
Stock dividend	—	—	49,487
Limited partnership units issued in purchase of real estate	—	—	3,500
Mortgage notes assumed in property acquisitions and business combinations	1,251,086	144,400	—

18.                               Stock Dividend

On May 11, 2005, our Board of Directors declared a special 10% stock dividend for holders of record as of September 30, 2005, with an issue date of October 1, 2005.  In accordance with SFAS No. 128, “Earnings per Share,” we are required to reflect the effects of the stock dividend in our weighted average shares outstanding for each of the periods presented in our financial statements.  Therefore, the earnings per share for each period presented reflects the effects of the stock dividend.

19.                               Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2007 and 2006 (in thousands except per share data):

2007 Quarters ended	March 31	June 30	September 30	December 31

Rental revenue	$68,327	$67,800	$69,266	$99,316

Loss from continuing operations	(12,519)	(9,036)	(6,324)	$(15,679)
Income (loss) from discontinued operations	1,862	(195)	191	69
Net loss	$(10,657)	$(9,231)	$(6,133)	$(15,610)

Weighted average shares outstanding	132,000	164,112	188,347	200,778
Basic and diluted loss per share	$(0.08)	$(0.06)	$(0.03)	$(0.08)

2006 Quarters ended	March 31	June 30	September 30	December 31

Rental revenue	$21,278	$30,480	$46,444	$57,309

Loss from continuing operations	(395)	(3,047)	(8,397)	$(10,485)
Income (loss) from discontinued operations	(190)	8	22	52
Net loss	$(585)	$(3,039)	$(8,375)	$(10,433)

Weighted average shares outstanding	71,707	81,585	93,959	110,818
Basic and diluted loss per share	$(0.01)	$(0.04)	$(0.09)	$(0.09)

20.                               Subsequent Events

On January 15, 2008, we acquired a three-story office building containing approximately 143,000 (unaudited) rentable square feet located on approximately nine acres (unaudited) of land in Houston, Texas (“Westway One”).  The purchase price of Westway One of approximately $34.8 million was paid entirely from cash on hand.

On February 15, 2008, we sold 9100 Mineral Circle (Cyprus Building) located in Englewood, Colorado for a contract purchase price of approximately $27 million.

21.                               Discontinued Operations

On February 15, 2008, we sold 9100 Mineral Circle, located in Englewood, Colorado, to an unaffiliated third party for a contract sale price of approximately $27.0 million.  On June 5, 2008, we transferred 11 Stanwix Street to the lender associated with the property.  On August 1, 2008, we sold 2383 Utah, located in El Segundo, California, to an unaffiliated third party for a contract sale price of approximately $35.0 million.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations for these properties are classified as discontinued operations in the accompanying consolidated statements of operations.  The following table summarizes the results of discontinued operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year ended December 31,
	2007	2006	2005
Rental revenue	$9,512	$5,795	$5,157

Expenses
Property operating expenses	870	541	395
Interest expense	1,353	1,152	801
Real estate taxes	879	678	574
Property and asset management fees	454	445	362
Depreciation and amortization	4,045	3,096	2,528
Total expenses	7,601	5,912	4,660

Interest income	16	9	5
Income (loss) from discontinued operations	$1,927	$(108)	$502

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